Execution copy
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                                                               Exhibit 10.12
                                                               -------------



                            ASSET PURCHASE AGREEMENT

                                 by and between

                   CITIZENS COMMUNICATIONS COMPANY, as SELLER,

                                       and

                        K-1 USA VENTURES, INC., as BUYER,



                          Dated as of December 19, 2002



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

                                TABLE OF CONTENTS

                                                                                                               Page

ARTICLE I  DEFINITIONS..................................................................................          1

ARTICLE II  PURCHASE AND SALE...........................................................................         15
   2.1    Transfer of Assets............................................................................         15
   2.2    Excluded Assets...............................................................................         16
   2.3    Assumed Liabilities...........................................................................         18
   2.4    Excluded Liabilities..........................................................................         20
   2.5    Control of Litigation.........................................................................         21

ARTICLE III  THE CLOSING................................................................................         22
   3.1    Closing.......................................................................................         22
   3.2    Closing Payment...............................................................................         22
   3.3    Adjustment to Base Purchase Price.............................................................         22
   3.4    Prorations....................................................................................         25
   3.6    Deliveries by Seller..........................................................................         25
   3.5    Deliveries by Buyer...........................................................................         27
   3.7    Work in Progress..............................................................................         27

ARTICLE  IV REPRESENTATIONS, WARRANTIES AND DISCLAIMERS
OF SELLER ..............................................................................................         28
   4.1    Incorporation; Qualification..................................................................         28
   4.2    Authority.....................................................................................         28
   4.3    Consents and Approvals; No Violation..........................................................         28
   4.4    Insurance.....................................................................................         29
   4.5    Real Property Leases..........................................................................         29
   4.6    Environmental Matters.........................................................................         29
   4.7    Labor Matters.................................................................................         30
   4.8    Benefit Plans:  ERISA.........................................................................         30
   4.9    Real Property.................................................................................         32
   4.10   Condemnation..................................................................................         32
   4.11   Assigned Agreements...........................................................................         32
   4.12   Legal Proceedings.............................................................................         33
   4.13   Permits ......................................................................................         33
   4.14   Taxes.........................................................................................         33
   4.15   Intellectual Property.........................................................................         34
   4.16   Capital Expenditures..........................................................................         34
   4.17   Compliance With Laws..........................................................................         34
   4.18   Title.........................................................................................         34
   4.19   DISCLAIMERS...................................................................................         34
   4.20   Financial Statements..........................................................................         35
   4.21   SEC Filings; Financial Statements.............................................................         35
   4.22   Sufficiency of Assets.........................................................................         36
   4.23   Easements.....................................................................................         36
   4.24   Tangible Personal Property....................................................................         36
   4.25   Regulatory Matters............................................................................         36

                                       i

ARTICLE V  REPRESENTATIONS AND WARRANTIES OF BUYER......................................................         36
   5.1    Organization..................................................................................         36
   5.2    Authority.....................................................................................         37
   5.3    Consents and Approvals; No Violation..........................................................         37
   5.4    Availability of Funds.........................................................................         38
   5.5    Public Company Filings; Financial Statements..................................................         38
   5.6    Legal Proceedings.............................................................................         38
   5.7    No Knowledge of Seller's Breach...............................................................         38
   5.8    Qualified Buyer...............................................................................         39
   5.9    Inspections...................................................................................         39
   5.10   WARN Act......................................................................................         39
   5.11   Public Utility Holding Company Status; Regulation as a Public Utility.........................         39
   5.12   Ownership and Control of Buyer................................................................         39

ARTICLE VI  COVENANTS OF THE PARTIES....................................................................         40
   6.1    Conduct of Business and Operation of Assets...................................................         40
   6.2    Access to Information.........................................................................         41
   6.3    Additional Inspections and Information........................................................         42
   6.4    Confidentiality...............................................................................         44
   6.5    Public Statements.............................................................................         45
   6.6    Expenses......................................................................................         45
   6.7    Further Assurances............................................................................         45
   6.8    Consents and Approvals........................................................................         46
   6.9    Fees and Commissions..........................................................................         49
   6.10   Tax Matters...................................................................................         49
   6.11   Advice of Changes.............................................................................         51
   6.12   Seller Employees..............................................................................         51
   6.13   Risk of Loss..................................................................................         56
   6.14   Tax Exempt Financing..........................................................................         57
   6.15   Seller Guarantees and Surety Instruments......................................................         61
   6.16   Citizens and Gasco Marks......................................................................         61
   6.17   Title Commitments.............................................................................         62
   6.18   Post-Execution Delivery of Schedules..........................................................         62
   6.19   Transition Plan...............................................................................         62
   6.20   Certain Transactions..........................................................................         63

ARTICLE  VII CONDITIONS.................................................................................         63
   7.1    Conditions to Obligations of Buyer............................................................         63
   7.2    Conditions to Obligations of Seller...........................................................         64

ARTICLE VIII POST-CLOSING INDEMNIFICATION...............................................................         65
   8.1    Indemnification of Seller by Buyer............................................................         65
   8.2    Indemnification of Buyer by Seller............................................................         65
   8.3    Certain Limitations on Indemnification........................................................         66
   8.4    Defense of Claims.............................................................................         69
   8.5    BHP Indemnity Arrangements....................................................................         70

                                       ii

ARTICLE IX  TERMINATION.................................................................................         72
   9.1    Termination...................................................................................         72
   9.2    Procedure and Effect of Termination...........................................................         73
   9.3    Liquidated Damages............................................................................         73

ARTICLE X   MISCELLANEOUS...............................................................................         74
   10.1   Amendment and Modification....................................................................         74
   10.2   Waiver of Compliance; Consents................................................................         74
   10.3   [Intentionally Omitted].......................................................................         74
   10.4   Notices.......................................................................................         74
   10.5   Assignment....................................................................................         76
   10.6   Governing Law.................................................................................         76
   10.7   Counterparts..................................................................................         77
   10.8   Interpretation................................................................................         77
   10.9   Schedules and Exhibits........................................................................         77
   10.10  Entire Agreement..............................................................................         77
   10.11  U.S. Dollars..................................................................................         77
   10.12  Bulk Sales Laws...............................................................................         77
   10.13  Construction of Agreement.....................................................................         77
   10.14  Severability..................................................................................         78
   10.15  Third Party Beneficiary.......................................................................         78

                            ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT, dated as of December 19, 2002 (this "Agreement"), by and among Citizens Communications Company, a Delaware corporation ("Seller"), and K-1 USA Ventures, Inc. ("K-1 USA" and until the effective time of the assignment of this Agreement to the k1 Designee as required by Section 6.8(f)(i), the "Buyer"), a Delaware corporation and a wholly-owned subsidiary of k1 Ventures Limited, a Singapore corporation. Seller and Buyer are referred to, individually, as a "Party" and, together, as the "Parties."

                               W I T N E S S E T H
                               -------------------

     WHEREAS, Seller owns all of the Assets (as defined below); and

     WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, the Assets, and certain associated liabilities, upon the terms and conditions hereinafter set forth in this Agreement; and

     WHEREAS, (i) on the date hereof k1 Ventures Limited and Seller have entered into a letter agreement wherein k1 Ventures Limited undertakes certain obligations to provide financial support to enable Buyer to satisfy certain of Buyer's financial obligations under this Agreement (the "Support Agreement"), and (ii) Kephinance Investments Pte Ltd and PCG Greenstreet Venture I, L.P. have entered into Voting Agreements with Seller pursuant to which such shareholders of k1 Ventures Limited have agreed to vote, in accordance with the terms of such Voting Agreements, all shares of voting securities of k1 Ventures Limited over which they have the power to control the voting thereof (which shares in the aggregate exceed the number of shares that are needed to approve the matters addressed in such Voting Agreements).

     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     1.1 Definitions. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

     "Affiliate" of any Person means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified.

     "Agreement" means this Asset Purchase Agreement together with the Schedules and Exhibits attached hereto, as the same may be from time to time amended.

     "Allocation" has the meaning set forth in Section 6.10(f).

     "ALTA" has the meaning set forth in Section 6.17.

     "Ancillary Agreements" means the agreements, contracts, documents, instruments and certificates provided for in this Agreement to be entered into by one or more of the Parties or any of their Affiliates in connection with the transactions contemplated by this Agreement.

     "Assets" has the meaning set forth in Section 2.1.

     "Asset Material Adverse Effect" means any occurrence or condition, arising after the date hereof, that has or would reasonably be expected to have an aggregate adverse economic impact, taking into account all relevant considerations, in excess of $10,000,000 on the condition of the Assets, taken as a whole, or on the business, operations, financial condition or results of operations of the Business, taken as a whole, other than any such occurrence or condition (a) arising from business, economic or financial market conditions, considered generally, (b) arising from the conditions in the gas utility industry, considered generally and not specifically as to the Business, (c) which is remedied, cured or otherwise reversed (including by the payment of money or application of insurance proceeds) before the Termination Date, or (d) arising from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; it being understood that the occurrences and/or conditions which could, depending on the nature and extent thereof, be deemed to result in an Asset Material Adverse Effect shall include, without limitation, (x) the terms or conditions of a Final Order with respect to any Required Regulatory Approval, considered individually or together with any other such Final Order(s) with respect to any other Required Regulatory Approval(s), other than Regulatory Exceptions, and (y) facts or circumstances relating to the Assets and/or the Business which come to the attention of Buyer between the date of this Agreement and the Closing Date, whether as a result of Buyer's Inspection of the Assets or its examination of information and data relating to the Assets and/or the Business, as contemplated by Section 6.2 or 6.3, or otherwise.

     "Assigned Agreements" means any contracts, agreements, software licenses and related contracts, Easements, Real Property Leases and personal property leases entered into by Seller or any of its Affiliates (and any amendment to any of the foregoing) with respect to the ownership, operation or maintenance of the Assets or the Business, including without limitation, the CBA and those disclosed on Schedules 4.5 and 4.11(a) and excluding those disclosed on Schedule 2.2.

     "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement between Seller and Buyer substantially in the form of Exhibit A attached hereto.

     "Assumed Liabilities" has the meaning set forth in Section 2.3.

     "Balance Sheet" has the meaning set forth in Section 4.20.

     "Base Purchase Price" has the meaning set forth in Section 3.2.

     "Benefit Plans" means each of Seller's deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by such Party or by any ERISA Affiliate, in any case maintained for employees of Seller connected with the Business, or in which such employees participate.

     "BHP" means collectively BHP Hawaii, Inc. and The Broken Hill Proprietary Company Limited, and any successors thereof.

     "BHP Stock Sale Agreement" has the meaning set forth in Section 8.5.

     "Bill of Sale" means the Bill of Sale, substantially in the form of Exhibit B attached hereto, to be delivered at the Closing by Seller with respect to the Tangible Personal Property included in the Assets transferred to Buyer.

     "Bond Counsel" has the meaning set forth in Section 6.14(c)(i).

     "Business" -- means collectively:

          (a) the regulated utility business of manufacturing, selling and distributing synthetic natural gas on the island of Oahu, Hawaii, and of propane gas within the State of Hawaii, conducted by Seller through The Gas Company division of Seller;

          (b) the non-utility business of purchasing, marketing and selling propane gas conducted by Seller within the State of Hawaii through The Gas Company division of Seller;

          (c) the appliance repair and service business and propane vehicle conversion business conducted by Seller within the State of Hawaii through The Gas Company division of Seller; and

          (d) the provision of related services and products and the engagement in related activities by Seller within the State of Hawaii through The Gas Company division of Seller.

     "Business Day" means any day other than Saturday, Sunday and any day which is a day on which banking institutions in the States of Hawaii and New York are authorized by law or other governmental action to remain closed.

     "Buyer" has the meaning set forth in the Preamble.

     "Buyer Indemnifiable Loss" has the meaning set forth in Section 8.2.

     "Buyer Indemnitee" has the meaning set forth in Section 8.2.

     "Buyer Material Adverse Effect" means a Material Adverse Effect with respect to Buyer.

     "Buyer  Required  Regulatory   Approvals"  means  the  Required  Regulatory
Approvals set forth in Schedule 5.3(b).

     "CBA" has the meaning set forth in Section 6.12(a).

     "CERCLA"   means  the   federal   Comprehensive   Environmental   Response,
Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended.

     "Capital Expenditures" means capital additions to or replacements of property, plants and equipment included in the Assets or otherwise relating to the Business and other expenditures or repairs on property, plants and equipment included in the Assets or otherwise relating to the Business that are customarily capitalized by Seller in accordance with GAAP and its normal accounting policies.

     "Capital Expenditures Schedule" has the meaning set forth in Section 4.16.

     "Citizens Marks" has the meaning set forth in Section 2.2(c).

     "Classified Plan" means the Pension Plan for Classified Employees of Gasco, Inc.

     "Closing" has the meaning set forth in Section 3.1.

     "Closing  Date" means one minute after 11:59 p.m. on the date which is five
(5) Business Days following the date on which the last of the conditions precedent to the Closing set forth in Article VII of this Agreement have been either satisfied or waived by the Party for whose benefit such conditions precedent exist, subject to such extensions (not to exceed six (6) months) as may be required by Seller to repair or replace lost or damaged Assets in accordance with Section 6.13(c), or such other date as the Parties may mutually agree.

     "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1984.

     "COBRA Continuation Coverage" means the requirements of Section 4980B(f) of the Code.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Commercially Reasonable Efforts" means efforts by a Party which are reasonably within the contemplation of the Parties at the time of executing this Agreement and which do not require the performing Party to expend any funds other than expenditures which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to satisfy its obligations hereunder.

     "Current Retirees" has the meaning set forth in Section 6.12(d)(iii)(G).

     "Direct Claim" has the meaning set forth in Section 8.4(c).

     "Easements"  means  all  easements,   rights  of  way,  permits,  licenses,
prescriptive rights and other ways of necessity, and other similar real property grants, whether or not of record, relating to real property.

     "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions, encumbrances and charges of any kind.

     "Environmental Claim" means any and all pending and/or threatened administrative, regulatory or judicial actions, suits, orders, claims, demands, liens, notices, notices of violations, investigations, complaints, requests for information, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law or pursuant to a common law theory, by any Person (including, but not limited to, any Governmental Authority, private person and citizens' group) based upon, alleging, asserting, or claiming any actual or potential (a) violation of, or liability under any Environmental Law, (b) violation of any Environmental Permit, or (c) liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to any Environmental Condition or any Release or threatened Release into the environment of any Regulated Substances at any location related to the Assets, including, but not limited to, any Off-Site Location to which Regulated Substances, or materials containing Regulated Substances, were transported for handling, storage, treatment, or disposal.

     "Environmental Condition" means the presence or Release of a Regulated Substance (other than a naturally-occurring substance) on or in environmental media, or structures on Real Property, at an Off-Site Location or other property (including the presence in surface water, groundwater, soils or subsurface strata, or air), including the subsequent migration of any such Regulated Substance, regardless of when such presence or Release occurred or is discovered.

     "Environmental Data" has the meaning set forth in Section 6.3(d).

     "Environmental Laws" means all federal, state, local, provincial, foreign and international civil and criminal laws, regulations, rules, ordinances, codes, decrees, judgments, directives, or judicial or administrative orders, and any judicial or administrative interpretations thereof, relating to pollution or the regulation and protection of the environment, natural resources or human health and safety, including, without limitation, laws relating to Releases or threatened Releases of Regulated Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Regulated Substances. "Environmental Laws" include: (a) with respect to federal law, CERCLA, the Hazardous Materials Transportation Act (49 U.S.C.ss.ss. 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.ss.ss. 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.ss.ss. 1251 et seq.), the Clean Air Act (42 U.S.C.ss.ss. 7401 et seq.), the Toxic Substances Control Act (15 U.S.C.ss.ss. 2601 et seq.), the Oil Pollution Act (33 U.S.C. ss.ss. 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C.ss.ss. 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C.ss.ss. 651 et seq.), the Safe Drinking Water Act (42 U.S.C.ss. 300f et. seq.), the Surface Mine Conservation and Reclamation Act (30 U.S.C.ss.ss. 1251-1279), and regulations adopted pursuant thereto, and counterpart state and local laws, regulations adopted pursuant thereto; and (b) with respect to Hawaii law, laws comparable to such federal statutes and regulations adopted pursuant thereto.

     "Environmental Liabilities" means any liabilities, responsibilities or obligations arising under Environmental Laws or relating to Environmental Conditions or Regulated Substances (including Environmental Claims and common law liabilities relating to Environmental Conditions and Regulated Substances) including but not limited to:

     (i) costs of compliance (including capital, operating and other costs) relating to any violation or alleged violation of Environmental Laws with respect to the ownership of the Assets or operation of the Business;

     (ii) property damage or natural resource damage arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to, or migrating from any Assets;

     (iii) any Remediation of Environmental Conditions or Regulated Substances that are present or have been Released at, on, in, adjacent to or migrating from the Assets;

     (iv) any Environmental Claims with respect to the ownership of any Assets or operation of the Business;

     (v) any bodily injury or loss of life arising from Environmental Conditions or Releases of Regulated Substances at, on, in, under, adjacent to or migrating from any Asset;

     (vi) any bodily injury, loss of life, property damage, or natural resource damage arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Regulated Substances generated in connection with the ownership of the Assets or the operation of the Business; and

     (vii) any Remediation of any Environmental Condition or Release of Regulated Substances arising from the storage, transportation, treatment, disposal, discharge, recycling or Release, at any Off-Site Location, or arising from the arrangement for such activities, of Regulated Substances generated in connection with the ownership or operation of the Assets.

     "Environmental Permits" means any permits, registrations, certificates, certifications, licenses and authorizations, consents and approvals of Governmental Authorities issued under Environmental Laws held by Seller with respect to the Assets or the Business.

     "Environmental Reports" has the meaning set forth in Section 4.6.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" means a trade or business, whether or not incorporated, that together with a Party would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

     "Estimated Adjustment" has the meaning set forth in Section 3.3(b).

     "Estimated Closing Statement" has the meaning set forth in Section 3.3(b).

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "Excluded Liabilities" has the meaning set forth in Section 2.4.

     "Exempt Facilities" means those facilities listed in Exhibit A to the Loan Agreement included in the IDRB Documents.

     "Final Order" means an action by the relevant Governmental Authority that has not been reversed, stayed, enjoined, set aside, annulled or suspended and/or with respect to which any waiting period prescribed by law before the transactions contemplated hereby may be consummated has expired and the time period permitted by statute or regulation for filing any request for a stay, petition for rehearing, reconsideration or application for review of the action or for filing a court appeal has passed.

     "Financial Statements" has the meaning set forth in Section 4.20(a).

     "FIRPTA Affidavit" means the Foreign Investment in Real Property Tax Act Certification and Affidavit to be executed by Seller.

     "GAAP" means U.S. generally accepted accounting principles.

     "Gas Franchise Act" means The Gas Franchise Act (Act 262, Session Laws of Hawaii 1967), as unamended.

     "Good Utility Practices" means those practices, methods, standards, guides, or acts, as applicable, that (a) are generally accepted in the region during the relevant time period for use in the gas, transmission and distribution industry,
(b) are commonly used in prudent gas, transmission and distribution engineering, construction, project management and operations, and (c) would be expected if the Business is to be conducted at a reasonable cost in a manner consistent with laws, rules and regulations applicable to the Business and the objectives of reliability, safety, environmental protection, economy and expediency. Good Utility Practice is intended to be acceptable practices, methods, or acts generally accepted in the region, and is not intended to be limited to the optimum practices, methods, or acts to the exclusion of all others.

     "Governmental Authority" means any foreign, federal, state, local or other governmental, regulatory or administrative agency, court, commission, department, board, or other governmental subdivision, legislature, rulemaking board, court, tribunal, arbitrating body or other governmental authority.

     "Grandfathered Active Employees" has the meaning set forth in Section 6.12(d)(iii)(G).

     "Grandfathered   Individuals"   has  the   meaning  set  forth  in  Section
6.12(d)(iii)(G).

     "HTAWU" means Hawaii Teamsters and Allied Workers Union Local 996.

     "HPUC" means the Public Utilities Commission of the State of Hawaii.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "IDRB Documents" has the meaning set forth in Section 6.14(l).

     "IDRB Indebtedness" means the indebtedness of Seller owing to the Department of Budget and Finance of the State of Hawaii, as the issuer of the Revenue Bonds and arising under the Loan Agreement included among the IDRB Documents.

     "Income Tax" means any federal, state, local or foreign Tax (a) based upon, measured by or calculated with respect to gross or net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes) or (b) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (a), in each case together with any interest, penalties, or additions to such Tax.

     "Indemnifying Party" means a Party obligated to provide indemnification under this Agreement.

     "Indemnitee" means a Person entitled to receive indemnification under this Agreement.

     "Independent Accounting Firm" means such independent accounting firm of national reputation as is mutually appointed by the Buyer and Seller.

     "Inspection" means all tests, reviews, examinations, inspections, investigations, interviews, verifications, samplings and similar activities conducted by Buyer or its Representatives prior to the Closing with respect to the Assets, including "Phase I" and/or "Phase II" environmental assessments.

     "Intellectual Property" means patents and patent rights, trademarks and trademark rights, service marks and rights to service marks, inventions, copyrights and copyright rights, and all pending applications for registrations of patents, trademarks, and copyrights.

     "Inventories" means materials, spare parts, consumable supplies, fuel supplies and chemical inventories relating to the Assets or the operation of the Business.

     "Iwilei Property" means that certain parcel of real property formerly owned by Gasco, Inc. located at 432 Pacific Street (formerly known as 616 Iwilei
Road), Honolulu, Hawaii, and which is the same parcel of real property defined as the "Iwilei Property" in the BHP Stock Sale Agreement.

     "k1 Designee" has the meaning set forth in Section 6.8(f)(i).

     "K-1 USA" means K-1 USA Ventures, Inc., a Delaware corporation.

     "Knowledge" means the actual knowledge, as of the date hereof or, with respect to any certificate delivered pursuant to this Agreement, the date of delivery of such certificate, of the Persons identified on Schedule 1.1 and successors to each such Person's employment responsibilities.

     "Loss" means any claim, demand, suit, proceeding, investigation by a Governmental Authority, loss, liability, fine, levy, damage, obligation, payment, cost or expense (including, without limitation, the cost and expense of any action, suit, proceeding, assessment, judgment, settlement or compromise relating thereto and reasonable attorneys' fees and reasonable disbursements in connection therewith).

     "Material Adverse Effect" means any occurrence or condition, arising after the date hereof, that has or would reasonably be expected to have an aggregate adverse economic impact, taking into account all relevant considerations, in excess of $10,000,000 on the business, operations, properties, financial condition or results of operations of any Party (including its Affiliates, taken as a whole) or on the ability of either Party to perform in all material respects its obligations under this Agreement and the Ancillary Agreements.

     "Material Taking" has the meaning set forth in Section 6.13(b).

     "Non-Union Employees" has the meaning set forth in Section 6.12(b).

     "Off-Site Location" means any real property or location other than the Real Property.

     "Order" means any award, decision, injunction, judgment, order, consent order, writ, decree, consent decree, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, other Governmental Authority, or by an arbitrator, each of which possesses competent jurisdiction.

     "Party" has the meaning set forth in the Recitals.

     "Permitted Encumbrances" means any of the following:

     (a) mechanics', carriers', workers' and other similar liens arising in the ordinary course of business for charges that are not delinquent or that are being contested in good faith and have not proceeded to judgment;

     (b) liens for current Taxes and assessments not yet due and payable;

     (c) with respect to the Real Property, usual and customary nonmonetary Encumbrances, covenants, Easements, restrictions and other title matters (whether or not recorded) that do not and are not reasonably likely to interfere materially with the operation of that portion of the Business conducted on such Real Property or the Business as a whole;

     (d) Encumbrances securing the payment or performance of any of the Assumed Liabilities;

     (e) all applicable zoning ordinances and land use restrictions in effect as of the date of this Agreement and all changes to or new adoptions of zoning ordinances and land use restrictions prior to the Closing Date that do not and are not reasonably likely to interfere materially with the operation of that portion of the Business conducted on such Real Property or the Business as a whole;

     (f) with respect to any Asset which consists of a leasehold or other possessory interests in real property, all Encumbrances, covenants, Easements, restrictions and other title matters (whether or not recorded) to which the underlying fee estate in such real property is subject that do not and are not reasonably likely to interfere materially with the operation of that portion of the Business currently conducted on such property or the Business as a whole; and

     (g) any other Encumbrances, obligations, defects or irregularities of any kind whatsoever affecting title to the Assets that will be terminated, released or waived on or before the Closing Date or that are not, individually or in the aggregate, reasonably likely to interfere materially with the present use of the Assets or to interfere materially with the operation of the Business as a whole.

     "Permits"  means  any  permits,  licenses,   registrations,   certificates,
franchises and other authorizations, consents and approvals of Governmental Authorities held by Seller with respect to the Assets or the Business.

     "Person" means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, or governmental entity or any department or agency thereof.

     "Post-Closing Adjustment" has the meaning set forth in Section 3.3(d).

     "Post-Retirement  Life  Insurance  Benefits"  has the  meaning set forth in
Section 6.12(d)(iii)(G).

     "Proposed Post-Closing Adjustment" has the meaning set forth in Section 3.3(c).

     "Proprietary Information" of a Party means all information about the Party or its Affiliates, including their respective properties or operations, furnished to the other Party or its Representatives by the Party or its Representatives, before or after the date hereof, regardless of the manner or medium in which it is furnished and all analyses, reports, tests or other information  created  or  prepared  by,  or on  behalf  of, a Party  during  the performance of "Phase I" or "Phase II" environmental site assessments. Proprietary Information does not include information that: (a) is or becomes generally available to the public, other than as a result of a disclosure by the other Party or its Representatives; (b) was available to the other Party on a nonconfidential basis prior to its disclosure by the Party or its Representatives; (c) becomes available to the other Party on a nonconfidential basis from a person, other than the Party or its Representatives, who is not otherwise bound by a confidentiality agreement with the Party or its Representatives, or is not otherwise under any obligation to the Party or any of its Representatives not to transmit the information to the other Party or its Representatives; or (d) is independently developed by the other Party.

     "PUHCA" has the meaning set forth in Section 4.25.

     "PUHCA Staff Concurrence" has the meaning set forth in Section 6.8(f)(ii).

     "Purchase Price" has the meaning set forth in Section 3.2.

     "Qualifying Offer" means an offer to a Transferred Employee of the same or similar job that is at least 100% of such employee's current total cash compensation at the time the offer was made (consisting of base salary and participation in 2003 incentive bonus as contemplated in Section 6.12(i) hereof), and does not require, as a condition of acceptance, a relocation of residence as described in Section 6.12(f).

     "Real Property" has the meaning set forth in Section 2.1(a). Any reference to the Real Property includes, by definition, Seller's right, title and interest in and to the surface and subsurface elements, including the soils and groundwater present at the Real Property, and any reference to items "at the Real Property" includes all items "at, on, in, upon, over, across, under and within" the Real Property.

     "Real Property Leases" has the meaning set forth in Section 4.5.

     "Recovery Costs" has the meaning set forth in Section 8.4(d).

     "Regulated Substances" means (a) any petrochemical or petroleum products, oil or coal ash, radioactive materials, radon gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation and dielectric fluid containing polychlorinated biphenyls; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, exposure to which or whose discharge, emission, disposal or Release is prohibited, limited or regulated by any applicable Environmental Law.

     "Regulations" has the meaning set forth in Section 6.14(a)(iii).

     "Regulatory Exceptions" means any of the following:

     (a) an imposition by the HPUC of a reasonable rate moratorium for the Business or a requirement by the HPUC of the filing of a rate case for the Business;

     (b) an imposition by the HPUC requiring Buyer to provide service, or to improve service, to Persons located in any authorized service area of the Business, provided such requirement has a corresponding rate recovery opportunity; and

     (c) terms and conditions imposed by any Governmental Authority that is required to issue a Required Regulatory Approval that are either (i) usual and customary; (ii) applicable to the Business as of the date of this Agreement, including the terms and conditions of the tariffs applicable to the Business; or
(iii) contemplated by this Agreement, including the understandings of the Parties referenced in Section 6.8(c)(i).

     "Regulatory Material Adverse Effect" means, with respect to any Party, a Material Adverse Effect resulting from the effect on such Party of the terms and conditions of a Final Order with respect to any Required Regulatory Approval other than Regulatory Exceptions, and additionally with respect to Buyer, a Regulatory Material Adverse Effect also shall result from a denial by the HPUC of the Parties' joint request for Buyer to republish and file, in Buyer's name, Seller's existing rates and tariffs for the Business upon Closing except to the extent any required changes would not have a material effect on Buyer after taking into account all relevant considerations.

     "Release" means release, emission, spill, leak, discharge, dispose of, pump, pour, emit, empty, inject, leach, dump or allow to escape into or through the environment.

     "Remediation" means any action taken in the investigation, removal, confinement, mitigation, cleanup, treatment, or monitoring of a Release or an Environmental Condition on Real Property or Off-Site Location, including, without limitation, (a) obtaining any Permits or Environmental Permits required for such remedial activities, and (b) implementation of any engineering controls and institutional controls. The term "Remediation" includes, without limitation, any action which constitutes "removal action" or "remedial action" as defined by
Section 101 of CERCLA, Section 6901(23) and (24); or any action which constitutes "remedial action" as defined by Hawaii Revised Statutes Sections 128D-1.

     "Representatives" of a Party means such Party's authorized representatives, including without limitation, its professional and financial advisors.

     "Required Regulatory Approvals" means with respect to a Party, any consent or approval of, filing with, or notice to, any Governmental Authority that is necessary for the execution and delivery of this Agreement and the Ancillary Agreements by such Party or the consummation thereby of the transactions contemplated hereby, other than such consents, approvals, filings or notices (i) which are not required in the ordinary course to be obtained or made prior to the Closing and the transfer of the Assets, (ii) which, if not obtained or made, will not prevent such Party from performing its material obligations hereunder, or (iii) that relate to a Permit or an Assigned Agreement that is not material to the Business, taken as a whole.

     "Required Shareholder Actions" has the meaning set forth in Section 5.3(c).

     "Revenue Bonds" has the meaning set forth in Section 6.14(a)(i).

     "Savings Plan" has the meaning set forth in Section 6.12(d)(iii)(H).

     "SEC" means the Securities and Exchange Commission and any successor agency thereto.

     "Seller" has the meaning set forth in the Preamble.

     "Seller Indemnifiable Loss" has the meaning set forth in Section 8.1.

     "Seller Indemnitee" has the meaning set forth in Section 8.1.

     "Seller Material Adverse Effect" means a Material Adverse Effect with respect to Seller.

     "Seller Required Regulatory Approvals" means the Required Regulatory Approvals set forth in Schedule 4.3(b).

     "Seller SEC Reports" has the meaning set forth in Section 4.21.

     "Seller's   Pension   Plan"  has  the   meaning   set   forth  in   Section
6.12(d)(iii)(E).

     "Seller's   401(k)  Plan"  means  the   Citizens   401(k)   Savings   Plan.

     "Special Warranty Deed" means a special warranty deed substantially in the form of Exhibit C attached hereto.

     "Subsidiary" when used in reference to any Person means any entity of which outstanding securities having ordinary voting power to elect a majority of the Board of Directors or other Persons performing similar functions of such entity are owned directly or indirectly by such Person.

     "Sufficient Notice" has the meaning set forth in Section 6.14(c)(ii).

     "Support Agreement" has the meaning set forth in clause (i) of the third recital to this Agreement.

     "Taking" has the meaning set forth in Section 6.13(b).

     "Tangible Personal Property" has the meaning set forth in Section 2.1(c).

     "Taxes" means all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security, gross receipts, license, stamp, occupation, employment or other taxes, including any interest, penalties or additions attributable thereto.

     "Tax Impact" has the meaning set forth in Section 6.14(a)(vi).

     "Tax Return" means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any taxing authority with respect to Taxes including amendments thereto.

     "Termination Date" has the meaning set forth in Section 9.1(b).

     "Third Party Claim" means any claim, action, or proceeding made or brought by any Person who is not (a) a Party to this Agreement, or (b) an Affiliate of a Party to this Agreement.

     "Title Commitment" has the meaning set forth in Section 6.17.

     "Title Company" has the meaning set forth in Section 6.17.

     "Title Policies" has the meaning set forth in Section 6.17.

     "Transfer Taxes" means any real property transfer or gains tax, sales tax, conveyance fee, use tax, stamp tax, stock transfer tax or other similar tax, including any related penalties, interest and additions to tax, but excluding any Income Tax.

     "Transferable Permits" means those Permits and Environmental Permits with respect to the Assets or the Business which may be transferred to Buyer with or without a filing with, notice to, consent of or approval of any Governmental Authority, and excluding those Permits and Environmental Permits with respect to the Assets or the Business which are non-transferable to Buyer and with respect to which Buyer must apply for and obtain replacements.

     "Transferred   Employees"  means   Transferred   Non-Union   Employees  and
Transferred Union Employees.

     "Transferred Employee Records" means records related to Seller's employees who become employees of Buyer but only to the extent such records pertain to (A) skill and development training and biographies, (B) seniority histories, (C) salary and benefit information, (D) Occupational, Safety and Health Administration reports, or (E) subject to the limitation of the Health Insurance Portability and Accountability Act of 1996 and any applicable state privacy legislation and regulations, active medical restriction forms.

     "Transferred Non-Union Employees" has the meaning set forth in Section 6.12(b).

     "Transferred Union Employees" has the meaning set forth in Section 6.12(a).

     "Union Employees" has the meaning set forth in Section 6.12(a).

     "WARN Act" means the Federal Worker Adjustment Retraining and Notification Act of 1988, as amended.

     1.2 Certain Interpretive Matters. In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa. The term "includes" or "including" shall mean "including without limitation." The terms "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement. References to a Section, Article, Exhibit or Schedule shall mean a Section, Article, Exhibit or Schedule of this Agreement, and reference to a given agreement or instrument shall be a reference to that agreement or instrument as modified, amended, supplemented or restated through the date as of which such reference is made.

                                   ARTICLE II

                                PURCHASE AND SALE

     2.1 Transfer of Assets. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, Seller will sell, assign, convey, transfer and deliver to the k1 Designee, as Buyer, and the k1 Designee, as Buyer, will purchase, assume and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller's right, title and interest in and to all the assets (except for Excluded Assets), real, personal or mixed, tangible, or intangible, used or held for use by Seller in or in connection with, or otherwise necessary for, the conduct of the Business, each as in existence on the Closing Date (such assets, collectively, the "Assets"), including, without limitation, those assets described below, each as in existence on the Closing Date:

     (a) those certain parcels of real property owned by Seller together with all fixtures, buildings, facilities, storage tanks, and other improvements thereon and all appurtenances thereto as described in Schedule 4.9 (the "Real Property");

     (b) all accounts receivable and earned but unbilled revenues attributable to the Business, and all Inventories;

     (c) all machinery (mobile or otherwise), equipment (including communications equipment and computers), vehicles, rolling stock, transport vessels, barges, tools, furniture and furnishings and other personal property related to the Business, owned by Seller and located on the Real Property on the Closing Date, together with all the personal property of Seller used principally in the operation of the Business that are in the possession of Seller and whether or not located on the Real Property (collectively, the "Tangible Personal Property"), and all transmission, distribution and other pipelines used by Seller in the operation of the Business, and all fixtures, facilities, storage tanks and other improvements related to the Business, owned by Seller and located on any real property leased by Seller on the Closing Date;

     (d) subject to the provisions of Section 6.7(c), all rights of Seller under all Assigned Agreements;

     (e) subject to the provisions of Section 6.7(c), all rights of Seller under all Real Property Leases;

     (f) all rights of Seller under all Transferable Permits and all rights of Seller, and the franchise granted to Seller, under the Gas Franchise Act;

     (g) all books, customer lists and customer information databases, meter reading and service data, accounts payable and receivable data, operating and maintenance records, warranty information, operating, safety and maintenance manuals, engineering design plans, blueprints and as-built plans, specifications, procedures and similar items of Seller relating specifically to the Assets and necessary for the operation of the Assets and the Business (subject to the right of Seller to retain copies of same for its use) other than such items which are proprietary to third parties and accounting records, and the books and records of Gasco, Inc. to the extent reasonably available;

     (h) all unexpired, transferable warranties and guarantees from third parties with respect to any Asset as of the Closing Date;

     (i) Seller prepaid expenses;

     (j) petty cash held locally for the benefit of the Business; and

     (k) to the extent transferable, the insurance policies of Seller (or designated rights of Seller thereunder, as the case may be) described in
Schedule 2.1(k).

     2.2 Excluded Assets. Nothing in this Agreement will constitute a transfer to Buyer of, or be construed as conferring on Buyer, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are associated with the Assets or the Business, but which are hereby specifically excluded from the sale and the definition of Assets herein (the "Excluded Assets"):

     (a) assets that Seller uses in both the Business and Seller's electric or communications businesses, the material items of which are identified in
Schedule 2.2 hereto, and any contracts or agreements regarding the procurement of goods or services by Seller other than primarily for use in the Business;

     (b) cash and cash equivalents (including checks) in transit, in hand or in bank accounts, other than petty cash held locally for the benefit of the Business;

     (c) the rights of Seller and its Affiliates to the names "Citizens Communications Company", "Citizens Energy Services", "Citizens Utilities", "CZN" or "Citizens" or any other trade names, trademarks, service marks, corporate names, corporate symbols or logos or any part, derivative or combination thereof (the "Citizens Marks");

     (d) the stock record and minute books of Seller, duplicate copies of all books and records transferred to Buyer, all records prepared in connection with the sale of the Business (including bids received from third parties and analyses relating to the Business and all original documents relating to the Revenue Bonds (provided that copies of such documents relating to the Revenue Bonds have been furnished to Buyer);

     (e) assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

     (f) the rights of Seller in and to any causes of action against third parties (including indemnification and contribution) relating to any Real Property or Tangible Personal Property, Permits, Environmental Permits, Taxes, Real Property Leases or the Assigned Agreements, if any, and not relating to any of the Assumed Liabilities (subject to the proviso in Section 2.3(f) and to the provisions of Section 8.5, to the extent applicable), including any claims for refunds, prepayments, offsets, recoupment, insurance proceeds (subject to Section 6.13(c)), condemnation awards (subject to Section 6.13(b)), judgments and the like, whether received as payment or credit against future liabilities, relating specifically to the Real Property or any improvements thereon and relating to any period prior to the Closing Date;

     (g) all personnel records of Seller and its Affiliates relating to the Transferred Employees other than Transferred Employee Records or other records, the disclosure of which is required by law or legal or regulatory process or subpoena;

     (h) any and all of Seller's rights and interests in any contract that is not an Assigned Agreement or that is an intercompany transaction between Seller and an Affiliate of Seller and all accounts owing by and among Seller and any of its Affiliates, whether or not any such intercompany transaction or account relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

     (i) except to the extent set forth in Section 3.4, rights to refunds of Taxes payable with respect to the Business, the Assets, or any other assets, properties or operations of Seller or any Affiliate thereof, including without limitation all rights to refunds of the overpayment of public utility Taxes paid prior to the Closing Date;

     (j) all deferred tax assets or collectibles;

     (k) any insurance policy, bond, letter of credit or similar item, and any cash surrender value in regard thereto, other than the insurance policies (or the designated rights of Seller thereunder, as the case may be) described in
Section 2.1(k);

     (l) except as otherwise set forth in Section 6.12 (including Section 6.12(d)(iii)(D) with respect to the Classified Plan), assets attributable to or related to a Benefit Plan; and

     (m) all other assets listed in Schedule 2.2 hereto.

     2.3 Assumed Liabilities. On the Closing Date, the k1 Designee, as Buyer, shall deliver to Seller the Assignment and Assumption Agreement pursuant to which the k1 Designee, as Buyer, shall assume and agree to discharge when due, without recourse by Buyer against Seller, in accordance with the respective terms and subject to the respective conditions thereof, all of the Assumed Liabilities. The following liabilities and obligations of Seller or Buyer which relate to, or arise by virtue of Seller's or Buyer's ownership of the Assets or operation of the Business (other than Excluded Liabilities as provided in Section 2.4) are referred to collectively as the "Assumed Liabilities":

     (a) except as otherwise provided in Section 6.7(c), all liabilities and obligations of Seller or Buyer arising on or after the Closing Date under the Assigned Agreements, the Real Property Leases, and the Transferable Permits in accordance with the terms thereof, including, without limitation, the Assigned Agreements entered into by Seller (i) prior to the date hereof and (ii) after the date hereof consistent with the terms of this Agreement, except in each case to the extent such liabilities and obligations, but for a breach or default by Seller, would have been paid, performed or otherwise discharged on or prior to the Closing Date and are not otherwise included among the items causing an adjustment to the Base Purchase Price contemplated in Section 3.3 or to the extent such liabilities or obligations arise out of any such breach or default or out of any event which after the giving of notice or passage of time or both would constitute a default by Seller;

     (b) all liabilities and obligations of Seller for accounts payable, other taxes accrued, and other current and accrued liabilities to the extent included among the items included in the adjustment to the Base Purchase Price contemplated in Section 3.3;

     (c) all liabilities and obligations associated with the Assets or the Business in respect of Taxes for which Buyer is liable pursuant to Section 3.4 or 6.10(a) hereof;

     (d) all liabilities and obligations of Seller or Buyer with respect to the Transferred Employees incurred prior to, on or after the Closing Date for which Buyer is responsible pursuant to Section 6.12;

     (e) all Environmental Liabilities, in each case, to the extent that such liability, responsibility, obligation, Environmental Claim or Remediation is attributable to or arises from an act, event, occurrence or Environmental Condition transpiring, occurring or arising on or after the Closing Date. For purposes of clarity and subject to Section 2.3(f), (i) a liability, responsibility, obligation, Environmental Claim or Remediation attributable to or arising from an Environmental Condition or an Environmental Claim arising or asserted on or after the Closing Date, but relating to an act, event, Release or occurrence that transpired or occurred prior to the Closing Date shall not be an Assumed Liability under this Section 2.3(e), and (ii) a liability, responsibility, obligation, Environmental Claim or Remediation attributable to or arising from an Environmental Condition or Release that commenced or occurred prior to the Closing Date and continued after the Closing Date shall be deemed to be an Assumed Liability under this Section 2.3(e) in such proportion as is reasonably allocable to the post-Closing period taking into account all the relevant facts and circumstances relating thereto;

     (f) until Buyer has incurred at least but not more than $1,150,000 of otherwise indemnifiable Losses (determined after giving effect to the provisions of Section 8.3) and thereby has become entitled to indemnification by Seller under Section 8.2 and in accordance with Section 8.3(c), all Environmental Liabilities of Seller, in each case, to the extent that such liability, responsibility, obligation, Environmental Claim or Remediation is attributable to or arises from an act, event, occurrence or Environmental Condition transpiring, occurring or arising prior to the Closing Date, it being understood and agreed that a liability, responsibility, obligation, Environmental Claim or Remediation attributable to or arising from an Environmental Condition or Release that commenced or occurred prior to the Closing Date and continued after the Closing Date shall be deemed to be an Assumed Liability under this Section 2.4(f) in such proportion as is reasonably allocable to the pre-Closing period taking into account all the relevant facts and circumstances relating thereto; provided, that nothing set forth in this Section 2.3(f) shall require Buyer to assume any liabilities, responsibilities or obligations of Seller that are expressly excluded in Section 2.4(h) (relating to the Iwilei Property) or, subject to Section 8.5, for any Losses which either Party, as a "Buyer
Indemnified Party" under the BHP Stock Sale Agreement, is entitled to and actually receives indemnification recovery from BHP as contemplated in Section 8.5;

     (g) any Tax that may be imposed by any federal, state or local government on the ownership, sale (except as otherwise provided in Section 3.4 or 6.10(a)), operation of the Business or use of the Assets on or after the Closing Date, except for any Income Taxes attributable to the income of Seller;

     (h) all liabilities and obligations of Seller or Buyer arising on and after the Closing Date pursuant to the tariff applicable to the Business or under those Orders specifically relating to the Assets or the Business issued by or entered into with any Governmental Authority and listed in Schedule 2.3(h) or imposed on Buyer in any Required Regulatory Approval;

     (i) customer advances, customer deposits, customer contributions in aid of construction, unperformed service obligations, Easement relocation obligations, and engineering and construction required to complete scheduled construction, construction work in progress, and other capital expenditure projects, in each case directly related to the Business and outstanding on or arising after the Closing Date; and

     (j) actions and proceedings based on conduct, actions, circumstances or conditions arising or occurring on or after the Closing Date, actions and proceedings described in Schedule 2.3(j), actions and proceedings arising from or directly related to any other Assumed Liability, and generic or industry-wide actions and proceedings outstanding on or arising on or after the Closing Date that are applicable to the Business.

     2.4 Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, Buyer shall not assume or be obligated to pay, perform or otherwise discharge the following liabilities or obligations of Seller (collectively, the "Excluded Liabilities"):

     (a) any liabilities or obligations of Seller that are not Assumed Liabilities, including in respect of any Excluded Assets or other assets of Seller that are not Assets;

     (b) any liabilities or obligations with respect to Taxes attributable to Seller's ownership, or use of the Assets or operation of the Business for taxable periods, or portions thereof, ending before the Closing Date, except for Taxes for which Buyer is liable pursuant to Section 3.4 or 6.10(a) hereof;

     (c) any liabilities or obligations of Seller accruing under any of the Assigned Agreements prior to the Closing Date or any liability, other than an Assumed Liability, underlying a Permitted Encumbrance, in each case to the extent not included among the items causing an adjustment to the Base Purchase Price contemplated in Section 3.3;

     (d) without duplication of any of the liabilities and obligations relating to environmental matters addressed in Section 2.4(g) or Section 2.4(h), which shall be the exclusive expression of all Excluded Liabilities relating to environmental matters, any and all asserted or unasserted liabilities or obligations to third parties (including employees) for injuries or damages, whether arising from tortious conduct or otherwise, or similar causes of action relating to the Assets or the Business arising during or attributable to the period prior to the Closing Date, other than such that relate to any of the Assumed Liabilities;

     (e) all obligations and liabilities of Seller relating to any accrual included among the other current and accrued liabilities of Seller attributable to the Business that Seller excludes, or that Buyer requires Seller to exclude, from the adjustment to the Base Purchase Price contemplated in Section 3.3(a)(ii);

     (f) any payment obligations of Seller pursuant to the Assigned Agreements accruing prior to the Closing Date, including, but not limited to, rental payments pursuant to the Real Property Leases, in each case to the extent not included among the items included in the adjustment to the Base Purchase Price contemplated in Section 3.3;

     (g) subject to Section 2.3(f), all Environmental Liabilities of Seller, in each case, to the extent that such liability, responsibility, obligation, Environmental Claim or Remediation is attributable to or arises from an act, event, occurrence or Environmental Condition transpiring, occurring or arising prior to the Closing Date, it being understood and agreed that, subject to
Section 2.3(f), a liability, responsibility, obligation, Environmental Claim or Remediation attributable to or arising from an Environmental Condition or Release that commenced or occurred prior to the Closing Date and continued after the Closing Date shall be deemed to be an Retained Liability under this Section 2.4(g) in such proportion as is reasonably allocable to the pre-Closing period taking into account all the relevant facts and circumstances relating thereto;

     (h) any and all asserted or unasserted liabilities or obligations of Seller with respect to the Iwilei Property;

     (i) subject to Section 6.12, any liabilities or obligations of Seller, any Seller Subsidiary or any ERISA Affiliate of Seller relating to any Benefit Plan including but not limited to any such liability (i) relating to benefits payable under any Benefit Plan; (ii) relating to the Pension Benefit Guaranty Corporation under Title IV of ERISA; (iii) relating to a multi-employer plan;
(iv) with respect to non-compliance with the notice and benefit continuation requirements of COBRA; (v) with respect to any noncompliance with ERISA, the Code or any other applicable laws; or (vi) with respect to any suit, proceeding or claim which is brought against Seller, Buyer, any Benefit Plan, or any fiduciary or former fiduciary of any such Benefit Plan;

     (j) subject to Section 6.12, any liabilities or obligations arising from facts or circumstances prior to the Closing Date relating to the employment or termination of employment, including discrimination, wrongful discharge, unfair labor practices, or constructive termination by Seller of any individual, attributable to any actions or inactions by Seller prior to the Closing Date other than actions or inactions taken at the written direction of Buyer (it being understood and agreed that Buyer shall have no liability for action taken by Seller pursuant to Section 6.12 except as expressly provided therein);

     (k) subject to Section 6.12, any obligations of Seller for wages, overtime, employment taxes, severance pay, transition payments in respect of compensation or similar benefits accruing or arising prior to the Closing under any term or provision of any contract, plan, instrument or agreement relating to any of the employees of Seller;

     (l) all obligations of Seller with respect to the Revenue Bonds and any other indebtedness for money borrowed by Seller (including items due to Seller's Affiliates) other than payment obligations arising on or after the Closing Date under any equipment lease of the kind listed in Schedule 4.11(a) or under any line extension contracts or similar construction arrangements, it being understood and agreed that such leases, contracts and similar arrangements do not create indebtedness for money borrowed; and

     (m) any liability of Seller arising out of a breach by Seller of any of its obligations under this Agreement or the Ancillary Agreements.

     2.5  Control of Litigation.

     (a) The Parties agree and acknowledge that, from and after the Closing Date, Seller shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation activity (including without limitation any environmental mitigation or Remediation activities), arising out of or related to any Excluded Liabilities, and Buyer agrees to cooperate reasonably in connection therewith and in connection therewith, shall comply with the provisions of Section 6.2, provided that, in no event shall Seller's exercise of its rights under this
Section 2.5(a) either (i) unreasonably interfere with Buyer's conduct or operation of the Business, (ii) place any environmental liens or deed restrictions on the Real Property, (iii) cause Buyer to be responsible for maintaining any institutional or engineering controls that may be part of a Remediation activity, or (iv) cause Buyer to expend any material amount of money that is not subject to reimbursement by Seller.

          (b) The Parties agree and acknowledge that, from and after the Closing Date, Buyer shall be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or Remediation activity (including without limitation any environmental mitigation or Remediation activities), arising out of or related to any Assumed Liabilities, and Seller agrees to cooperate reasonably in connection therewith and in connection therewith, shall comply with the provisions of Section 6.2; provided that, in no event shall Buyer's exercise of its rights under this Section 2.5(b) cause Seller to expend any material amount of money that is not subject to reimbursement by Buyer.

                                  ARTICLE III

                                  THE CLOSING

     3.1 Closing. Upon the terms and subject to the satisfaction of the conditions in Article VII of this Agreement, each of (i) the sale, assignment, conveyance, transfer and delivery of the Assets to Buyer by Seller, (ii) the payment of the Purchase Price to Seller by Buyer, (iii) the assumption of the Assumed Liabilities by Buyer, and (iv) the consummation of the other respective obligations of the Parties contemplated by this Agreement to be consummated on the Closing Date shall take place at a closing (the "Closing"), to be held at the offices of Seller's Hawaii regulatory counsel in Honolulu, Hawaii, or another mutually acceptable location, at 9:00 a.m. local time on the Closing Date.

     3.2 Closing Payment. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, assumption, conveyance, transfer and delivery of the Assets, Buyer will pay or cause to be paid to Seller at the Closing an aggregate amount in U.S. dollars of one hundred fifteen million dollars ($115,000,000) (the "Base Purchase Price") plus or minus any adjustments pursuant to the provisions of this Agreement (the "Purchase Price"), by wire transfer of immediately available funds denominated in U.S. dollars or by such other means as are agreed upon by Seller and Buyer.

     3.3 Adjustment to Base Purchase Price.

     (a) Subject to Section 3.3(b), at the Closing, the Base Purchase Price shall be adjusted to account for the items set forth in this Section 3.3(a):

     (i) the Base Purchase Price shall be increased by the aggregate amount of all accounts receivable and earned but unbilled revenues (other than any amounts that are due from any of Seller's Affiliates or that otherwise are Excluded Assets) attributable to the Business as of day immediately preceding the Closing Date net of Seller's reserve for allowance for bad debt (as reflected in Seller's written policy for allowance for bad debt as of the date hereof);

     (ii) the Base Purchase Price shall be decreased by all accounts payable, other taxes accrued, other current and accrued liabilities, and the financial cost of the accrued vacation time of the Transferred Employees, in each case of Seller and attributable to the Business as of the day immediately preceding the Closing Date (other than any liability that is an Excluded Liability);

     (iii) the Base Purchase price shall be decreased by the aggregate amount of customer deposits (including interest accrued on customer deposits) relating to the Business outstanding as of the day immediately preceding the Closing Date;

     (iv) the Base Purchase Price shall be increased by the aggregate amount of Inventories (exclusive of spare parts and net of (x) fifty (50) percent of the aggregate amount of the consumable supplies included in Inventories other than fuel supplies and (y) $22,000 for "line pack") recorded on Seller's books and records in accordance with Seller's historic practice as it relates to the Business as of day immediately preceding the Closing Date;

     (v) the Base Purchase Price shall be adjusted to account for the net balance payable to or by Seller, if any, for items prorated pursuant to Section 3.4, other than the items addressed in Section 3.4(a);

     (vi) the Base Purchase Price shall be increased or decreased if and to the extent required by Section 6.13; and

     (vii) the Base Purchase Price will be increased or decreased, as appropriate, to the extent (A) the aggregate amount of all (i) Capital Expenditures that result from expenditures made by Seller between December 31, 2002 and the latest month-end arising prior to the Closing Date (including expenditures made during such period and recorded in the Construction Work in Progress account of the Business as of the day immediately preceding the Closing Date and relating to such Capital Expenditures), (ii) without duplication, expenditures made during such period to purchase materials, supplies and other capital items that are dedicated to, but as of Closing have not been used in, the construction or improvement of the property, plant or equipment and relating to such Capital Expenditures and (iii) without duplication, other expenditures made during such period and recorded as an asset of the Business as of the day immediately preceding the Closing Date and relating to such Capital Expenditures, is greater than (resulting in an increase to the Base Purchase Price) or is less than (resulting in a decrease to the Base Purchase Price) (B) the amount of depreciation booked by Seller in accordance with prior practice and GAAP with respect to the Assets during such period (pro-rated as appropriate); provided, that for purposes of such adjustment, the following Capital Expenditures and related expenditures and related depreciation shall be disregarded: (x) expenditures in excess of $500,000 in the aggregate that are not included in the Capital Expenditure Schedule and are not otherwise approved in writing by Buyer; (y) expenditures incurred to repair or replace Assets that are affected by any casualty loss or damage; and (z) the amount of depreciation otherwise included in subclause (B) above that relates to any depreciable Assets resulting from the expenditures described in subclause (x) above or, with respect to the Assets described in clause (y) above, to the extent such depreciation exceeds the amount of depreciation that otherwise would have been incurred on the lost or damaged Assets described in subclause (y) above had they not been lost or damaged.

     (b) At least ten (10), but no more than thirty (30) days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer an estimated closing statement (the "Estimated Closing Statement") that shall set forth Seller's best estimate of the estimated adjustments to the Base Purchase Price required by Section 3.3(a) (the "Estimated Adjustment"). Within five (5) Business Days following the delivery of an Estimated Closing Statement to Buyer, Buyer may object in good faith to such Estimated Closing Payment in writing. In the event of any such objection, the Parties shall attempt to resolve their differences by negotiation. If the Parties are unable to do so before three (3) days prior to the Closing Date, then (i) the full amount of the Estimated Adjustment shall be used to adjust the Base Purchase Price at the Closing if the amount in dispute is less than $500,000, or (ii) the undisputed portion of the Estimated Adjustment shall be used to adjust the Base Purchase Price at the Closing if the amount in dispute is $500,000 or more. The disputed portions shall be paid as a Post-Closing Adjustment if and to the extent required by
Section 3.3(d).

     (c) Within sixty (60) days following the Closing Date, Seller shall prepare and deliver to Buyer a final closing statement setting forth the final adjustments to the Base Purchase Price required by Section 3.3(a) (the "Proposed Post-Closing Adjustment"). All calculations of the Proposed Post-Closing Adjustments shall be prepared using the same accounting principles, policies and methods as Seller has historically used in connection with the calculation of the items reflected on such Proposed Post-Closing Adjustments.

     (d) Within thirty (30) days following the delivery of a Proposed Post-Closing Adjustment to Buyer, Buyer may object to such Proposed Post-Closing Adjustment in writing. Seller agrees to cooperate with Buyer to provide Buyer and Buyer's Representatives information used to prepare the Proposed Post-Closing Adjustments and information relating thereto. If Buyer objects to a Proposed Post-Closing Adjustment, the Parties shall attempt to resolve such dispute by negotiation. If such Parties are unable to resolve such dispute within thirty (30) days of any such objection by Buyer, the Parties shall appoint an Independent Accounting Firm. The fees and expenses of such Independent Accounting Firm shall be allocated between Buyer and Seller so that Seller's share of such fees and expenses shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by Buyer to such auditor that is successfully disputed by Buyer (as finally determined by such auditor) bears to the total amount of such remaining disputed amounts so submitted by Buyer to such auditor. The Independent Accounting Firm shall review such Proposed Post-Closing Adjustment and Buyer's written objection thereto and determine the appropriate adjustment to the Base Purchase Price, if any, within thirty (30) days of such appointment. The Parties agree to cooperate with the Independent Accounting Firm and provide it with such information as it reasonably requests to enable it to make such determination. The finding of such Independent Accounting Firm shall be binding on the Parties hereto. Upon determination by agreement of the Parties or by binding determination of the Independent Accounting Firm of the appropriate adjustment to the Base Purchase Price (in either case, the "Post-Closing Adjustment"), if such Post-Closing Adjustment results in a change to the Base Purchase Price, as previously adjusted pursuant to Section 3.3(b), the Party owing the difference shall deliver such difference to the Party owed such amount no later than two (2) Business Days after the determination of such Post Closing Adjustment, in immediately available funds or in any other manner as reasonably requested by the Party owed such amount, plus interest at 6.0% per annum on such determined amount from the Closing Date to (but not including) the date of payment.

     3.4 Prorations. Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes), relating to the Business and operation of the Assets shall be prorated as of the Closing Date, with Seller liable for such items to the extent such items relate to any time period prior to the Closing Date, and Buyer liable for such items to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days). The Base Purchase Price shall be increased to the extent Buyer will benefit financially due to Seller's payment prior to the Closing Date of the portion of any such item allocable to Buyer under this Section , and (except with respect to the items addressed in clause (a) below) shall be decreased to the extent Seller will benefit financially due to Buyer's payment prior to the Closing Date of the portion of any such item allocable to Seller under this Section. The items subject to proration include the following:

     (a) Subject to Section 6.10(b), personal property, real estate and occupancy Taxes, assessments and other charges, if any, on or with respect to the Business and operation of the Assets;

     (b) rent, Taxes (other than Income Taxes) and all other items (including prepaid services or goods not included in Inventories) payable by or to Seller under any of the Assigned Agreements to the extent not included in the account payables and other taxed accrued of the Business outstanding as of the day immediately preceding the Closing Date;

     (c) any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit or other Asset;

     (d) sewer rents and charges for water, telephone, electricity and other utilities with respect to the Assets;

     (e) rent and Taxes payable by or to Seller under the Real Property Leases assigned to Buyer to the extent not included in the account payables and other taxes accrued of the Business outstanding as of the day immediately preceding the Closing Date;

     (f) deposits made by Seller to the extent transferred to Buyer;

     (g) prepaid expenses paid by Seller to the extent transferred to Buyer and prepaid employee benefits with respect to Transferred Employees; and

     (h) petty cash held locally for the benefit of the Business to the extent transferred to Buyer.

     3.5 Deliveries by Seller. At the Closing, Seller will deliver, or cause to be delivered, the following to Buyer:

     (a) The Bill of Sale, duly executed by Seller;

     (b) Copies (or originals if reasonably feasible) of any and all consents, waivers or approvals obtained or required to be obtained by Seller from Government Authorities or non-governmental Persons with respect to the transfer of the Assets, or the consummation of the transactions contemplated by this Agreement;

     (c) One or more Special Warranty Deeds conveying title to the Real Property to Buyer, duly executed and acknowledged by Seller and in recordable form;

     (d) An opinion from Seller's general counsel, dated the Closing Date, substantially in the form of Exhibit D attached hereto, and an opinion from Seller's Bond Counsel, dated the Closing Date, substantially in the form of Exhibit E attached hereto;

     (e) The Assignment and Assumption Agreement, duly executed by Seller;

     (f) A FIRPTA Affidavit and a HARPTA Certificate (Form N-289 -- Certificate for Exemption from the Withholding of Tax on Disposition of Hawaii Real Property), each duly executed by Seller;

     (g) Copies, certified by the Secretary or Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

     (h) A certificate of the Secretary or Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

     (i) Certificate of Good Standing with respect to Seller, issued by the Secretary of State of the State of Delaware;

     (j) To the extent available, originals of all Assigned Agreements, Real Property Leases and Transferable Permits and, if not available, true and correct copies thereof (delivery of the foregoing documents will be deemed made in the case of any such documents then located at any of the offices included in the Assets, but only to the extent that Seller delivers to Buyer a schedule generally identifying each such office and the general categories of documents located in each such office);

     (k) All such other instruments of assignment, transfer or conveyance and certificates of title or vessel documentation as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer the Assets to Buyer or to register Buyer as the owner of the Assets, in accordance with this Agreement and where necessary or desirable in recordable form;

     (l) Such other agreements, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement (including a Bulk Sales Tax Clearance Certificate and a Tax Clearance Certificate from the Department of Taxation of the State of Hawaii, as contemplated in Sections 6.8 and 10.12) or otherwise reasonably requested by Buyer in connection herewith; and

     (m) A certificate dated the Closing Date executed by Seller's President, Public Services Sector, to the effect that, to such officer's Knowledge, the conditions set forth in Sections 7.1(e) and (f) have been satisfied by Seller.

     3.6 Deliveries by Buyer. At the Closing, Buyer will deliver, or cause to be delivered, the following:

     (a) The  Purchase  Price,  as  adjusted  pursuant  to Section  3.3, by wire transfer of immediately available funds denominated in U.S. dollars in accordance with Seller's instructions or by such other means as are agreed upon by Seller and Buyer;

     (b) The Assignment and Assumption Agreement, duly executed by Buyer;

     (c) All such other instruments of transfer or assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for the sale, conveyance, assignment and transfer of the Assets to, or the assumption of the Assumed Liabilities by, Buyer in accordance with this Agreement;

     (d) Copies, certified by the Secretary or Assistant Secretary of Buyer, of resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by the Buyer in connection herewith, and the consummation of the transactions contemplated hereby;

     (e) A certificate of the Secretary or Assistant Secretary of Buyer, identifying the name and title and bearing the signatures of the officers of Buyer authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

     (f) An opinion from Buyer's legal counsel reasonably acceptable to Seller, dated the Closing Date, substantially in the form of Exhibit F attached hereto;

     (g) Certified copies of any and all consents, waivers or approvals obtained or required to be obtained by Buyer from Government Authorities or non-governmental Persons with respect to the transfer of the Assets or the consummation of the transactions contemplated by this Agreement;

     (h) Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably requested by Seller in connection herewith;

     (i) Certificate of Good Standing with respect to Buyer, issued by the Secretary of State of Hawaii; and

     (j) A certificate dated the Closing Date executed by Buyer's Chief Financial Officer to the effect that, to such officer's knowledge, the conditions set forth in Sections 7.2(e), (f) and (g) have been satisfied by Buyer.

     3.7 Work in Progress. The Parties agree to work together before the Closing Date to effect on the Closing Date an orderly transition with respect to work in progress.

                                   ARTICLE IV

              REPRESENTATIONS, WARRANTIES AND DISCLAIMERS OF SELLER

     Seller hereby represents and warrants to Buyer as follows:

     4.1 Incorporation; Qualification. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease, and operate its material assets and properties and to carry on its business as is now being conducted. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which its business, as now being conducted, shall require it to be so qualified, except where the failure to be so qualified would not have a Seller Material Adverse Effect.

     4.2 Authority. Seller has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Seller is a signatory and to consummate the transactions contemplated hereby or thereby. The execution and delivery by Seller of this Agreement and each of the Ancillary Agreements to which Seller is a signatory and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action required on the part of Seller and this Agreement has been duly and validly executed and delivered by Seller. Each of this Agreement and the Ancillary Agreements to which Seller is a signatory constitutes the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     4.3 Consents and Approvals; No Violation.

     (a) Neither the execution, delivery and performance of this Agreement nor the execution, delivery and performance of the Ancillary Agreements by Seller will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Bylaws of Seller, (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Seller is a party or by which it, or any of the Assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained and for such rights of termination or cancellation of Permits and Assigned Agreements that purport to be non-transferable by their terms, in each case that would not, individually or in the aggregate, result in a Seller Material Adverse Effect or an Asset Material Adverse Effect or (iii) subject to obtaining the Seller Required Regulatory Approvals, constitute violations of any law, regulation, order, judgment or decree applicable to Seller, which violations, individually or in the aggregate, would result in a Seller Material Adverse Effect or an Asset Material Adverse Effect.

     (b) Except as set forth in Schedule 4.3(b) (the filings and approvals referred to in Schedule 4.3(b) are collectively referred to as the "Seller Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for the execution and delivery of this Agreement and the Ancillary Agreements by Seller or the consummation by Seller of the transactions contemplated hereby and thereby, other than those the failure to obtain which would not result in a Seller Material Adverse Effect or an Asset Material Adverse Effect and would not otherwise result in a material violation of law by Buyer.

     4.4 Insurance. Schedule 4.4 lists, as of the date of this Agreement, all material policies of fire, liability, workers' compensation and other forms of insurance (if any) owned or held by, or on behalf of, Seller with respect to the Assets and the Business. Except as set forth in such Schedule, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid (other than retroactive premiums which may be payable with respect to auto, general liability and workers' compensation insurance policies), and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation. Except as described in Schedule 4.4, within the thirty-six (36) months preceding the date of this Agreement, Seller has not been refused any insurance with respect to the Assets or the Business nor has its coverage been limited with respect to the Assets or the Business other than due to insurance limitations generally applicable to property or businesses located in Hawaii by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the last twelve (12) months.

     4.5 Real Property Leases. Schedule 4.5 lists, as of the date of this Agreement, all material real property leases under which Seller is a lessee or lessor and which relate to the Assets, including all leases of office space used by Seller in the conduct of the Business (the "Real Property Leases"). Seller has delivered to Buyer true, correct and complete copies of each of the Real Property Leases.

     4.6 Environmental Matters. Seller has heretofore delivered to Buyer all environmental reports and all environmental site assessments relating to the Assets that have been identified by Seller after diligent inquiry, which reports are identified in a schedule delivered to Buyer on or prior to the date hereof ("Environmental Reports"). Notwithstanding the immediately preceding sentence, Seller shall not be required to make available to Buyer any information regarding the condition or remediation of the Iwilei Property. Except as disclosed in Schedule 4.6 or in the Environmental Reports:

     (a) Seller holds, and is in substantial compliance with, all Environmental Permits that are required for Seller to conduct the Business and operate the Assets, and Seller is otherwise in compliance with applicable Environmental Laws with respect to the Business and operation of the Assets, except for such failures to hold or comply with required Environmental Permits, or such failures to be in compliance with applicable Environmental Laws, as would not, individually or in the aggregate, result in an Asset Material Adverse Effect;

     (b) Seller has not received (i) any written request for information, or been notified that it is a potentially responsible party, under CERCLA or any similar state law with respect to any of the Real Property, or (ii) any written notification from a Governmental Authority with respect to pending or ongoing investigations or enforcement actions related to alleged or potential violations of any applicable Environmental Law with respect to any of the Real Property;

     (c) Seller has not entered into or agreed to any consent decree or order relating to the Assets, and is not subject to any outstanding judgment, decree, or judicial order relating to compliance with any Environmental Law or to Remediation of Regulated Substances under any Environmental Law relating to the Assets; and

     (d) To Seller's Knowledge, no Release of Regulated Substances has occurred at, from, in, on, or under the Real Property, and, except as legally permitted, no Regulated Substances are present in, on, about or migrating from the Real Property, in each case that would give rise to an Environmental Claim related to the Assets for which Remediation would reasonably be required, except in any such case to the extent that any such Release or Environmental Claim would not, individually or in the aggregate, result in an Environmental Claim in excess of $50,000.

     4.7 Labor Matters. Schedule 4.7 sets forth all collective bargaining agreements, and amendments thereto, to which Seller is a party in connection with the Business. Seller has previously delivered to Buyer true and correct copies of all such collective bargaining agreements and amendments thereto. With respect to the Assets and the Business, except to the extent set forth in
Schedule 4.7 and except for such matters as would not, individually or in the aggregate, result in an Asset Material Adverse Effect, (a) Seller is in compliance with all applicable laws respecting employment and employment practices, occupational safety and health, plant closing, mass layoffs, terms and conditions of employment and wages and hours; (b) Seller has not received any written notice of any unfair labor practice complaint against Seller pending before the National Labor Relations Board; (c) no arbitration proceeding arising out of or under any collective bargaining agreement is pending against Seller; and (d) Seller has not experienced any work stoppage within the three-year period prior to the date hereof and to Seller's Knowledge none is currently threatened.

     4.8 Benefit Plans: ERISA.

     (a) Schedule 4.8 lists all material Benefit Plans. True and complete copies of all such Benefit Plan documents, amendments and summary plan descriptions have been made available to Buyer. With respect to the Classified Plan, Seller has provided to Buyer true and complete copies of the following documents: (i) all documents embodying or governing the Classified Plan and any funding medium for such plan (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination letter;
(iii) the most recently filed Form 5500, with all applicable schedules and accountants' opinions attached thereto; and (iv) the summary plan description for such plan (or other descriptions of such plan provided to employees) and all modifications thereto.

     (b) No liability under Title IV or Section 302 of ERISA has been incurred by Seller or any ERISA Affiliate of Seller that has not been satisfied in full, no condition exists that presents a material risk to Seller or any ERISA Affiliate of Seller of incurring any such liability, other than liability for premiums due to the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this Section 4.8 applies to Sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Seller or any ERISA Affiliate of Seller made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

     (c) The Classified Plan is not a "multiemployer plan" as defined in Section 3(37) of ERISA. As of November 30, 2002, the market value of assets under the Classified Plan exceeded the present value of liabilities thereunder (determined under FAS 35 by Deloitte and Touche using the interest crediting rate for the funding standard account as described in Section 412(b)(5)(A) of the Code). Prior to the Closing Date all required contributions to the Classified Plan will be made. The Classified Plan has not incurred an accumulated funding deficiency (whether or not waived) within the meaning of Section 302 of ERISA or Section 412 of the Code. With respect to the Classified Plan there have been no "reportable events," within the meaning of ERISA Section 4043, or the regulations thereunder, for which the notice requirement is not waived under 29 C.F.R. Part 4043. The Classified Plan is not presently under audit or examination (nor has notice been received of a potential audit or examination) by the Internal Revenue Service, the Department of Labor, or any other governmental agency or entity, and no matters are pending under the IRS Employee Plans Compliance Resolution System, the IRS closing agreement program, or other similar program.

     (d) Except as expressly provided in this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of Seller or any ERISA Affiliate of Seller to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

     (e) There has been no material failure of any of the Benefit Plans that is a group health plan (as defined in Section 5000(b)(1) of the Code) to meet the requirements of Section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in Section 4980B(g) of the Code). Neither Seller nor any ERISA Affiliate of Seller has contributed to a nonconforming group health plan (as defined in Section 5000(c) of the Code) and no ERISA Affiliate of Seller has incurred a tax under Section 5000(e) of the Code that is or could become a liability of Buyer.

     (f) To the Knowledge of Seller, the Classified Plan has been maintained, funded and administered substantially in accordance with the terms of such plan and substantially complies in form and in operation with the applicable requirements of ERISA and the Code. To the Knowledge of Seller, the Classified Plan is qualified under Section 401(a) of the Code.

     (g) Prior to the Closing Date, full payment will be made of all amounts that the Seller is required to have paid as premiums or contributions, for all periods prior to Closing, to the Hawaii Teamsters Health and Welfare Trust.

     (h) There are no pending, or to Seller's Knowledge, threatened claims by or on behalf of any Benefit Plans, by any employee or beneficiary covered under any such Benefit Plans, or otherwise involving any such Benefit Plans (other than routine claims for benefits).

     (i) Seller's Pension Plan, the Classified Plan, and Seller's 401(k) Plan (as such terms are defined in Section 6.12 hereof) are the only Employee Plans which are intended to be qualified under Section 401(a) of the IRC.

     4.9 Real Property. Schedule 4.9 contains a description of the Real Property included in the Assets. True and correct copies of any current surveys, abstracts, title commitments and title opinions identified by Seller after diligent inquiry to be in Seller's possession and all policies of title insurance currently in force and identified by Seller after diligent inquiry to be in the possession of Seller with respect to the Real Property have heretofore been made available to Buyer.

     4.10 Condemnation. Except as set forth in Schedule 4.10, Seller has not received any written notices of and otherwise has no Knowledge of any pending or threatened proceedings or actions by any Governmental Authority to condemn or take by power of eminent domain all or any part of the Assets.

     4.11 Assigned Agreements.

     (a) Schedule 4.11(a) lists each Assigned Agreement (other than Real Property Leases, line extension agreements and similar construction arrangements, propane and synthetic natural gas supply contracts with customers of the Business, and Easements held by Seller) which is material to the Business, other than those (i) that are listed or described on another Schedule,
(ii) that provide for annual payments by Seller after the date hereof of less than $100,000 or (iii) that, when aggregated with all other Assigned Agreements not listed on Schedule 4.5 or 4.11(a), provide for payments by Seller after the date hereof of less than $500,000 in the aggregate. Schedule 4.11(a) also lists each agreement that is material to the Assets or the Business that may expire or that Seller expects to terminate prior to the Closing Date other than any agreement that is an Excluded Asset.

     (b) Except as disclosed in Schedule 4.11(b), (i) each Assigned Agreement listed on Schedule 4.5 or 4.11(a) constitutes a legal, valid and binding obligation of Seller and, to Seller's Knowledge, constitutes a valid and binding obligation of the other parties thereto, and (ii) may be transferred to Buyer as contemplated by this Agreement without the consent of the other parties thereto and will continue in full force and effect thereafter, unless in any such case the impact of such lack of legality, validity or binding nature, or inability to transfer, would not, individually or in the aggregate, result in an Asset Material Adverse Effect.

     (c) Except as set forth in Schedule 4.11(c), there is not, under the Assigned Agreements listed on Schedule 4.5 or 4.11(a), any default or event which, with notice or lapse of time or both, would constitute a default on the part of the Seller or to Seller's Knowledge, any of the other parties thereto, except such events of default and other events which would not, individually or in the aggregate, result in an Asset Material Adverse Effect.

     4.12 Legal Proceedings. Except as set forth in Schedule 4.12, there is no action or proceeding pending or, to Seller's Knowledge, threatened against Seller before any court, arbitrator or Governmental Authority, which would, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect or an Asset Material Adverse Effect. Except as set forth in Schedule 4.12 Seller is not subject to any outstanding Order that would, individually or in the aggregate, result in a Seller Material Adverse Effect or an Asset Material Adverse Effect.

     4.13 Permits. Seller has all Permits (other than Environmental Permits, which are addressed in Section 4.6 hereof) necessary to own and operate the Assets except where the failure to have such Permits would not, individually or in the aggregate, create a Seller Material Adverse Effect or an Asset Material Adverse Effect. Except as disclosed on Schedule 4.13, Seller has not received any written notification that it is in violation of any such Permits, except notifications of violations which would not, individually or in the aggregate, result in a Seller Material Adverse Effect or an Asset Material Adverse Effect. Seller is in compliance with all Permits except where such non-compliance would not, individually or in the aggregate, result in a Seller Material Adverse Effect or an Asset Material Adverse Effect.

     4.14 Taxes.

     (a) Seller has filed or caused to be filed all Tax Returns that are required to be filed by it with respect to any Tax relating to the Assets or the Business, and has paid or caused to be paid all Taxes that have become due as indicated thereon, except where such Tax is being contested in good faith by appropriate proceedings, or where the failure to so file or pay would not result in a Seller Material Adverse Effect or an Asset Material Adverse Effect. Seller has complied in all material respects with all applicable laws, rules and regulations relating to withholding Taxes relating to Transferred Employees. All Tax Returns relating to the Assets or the Business are true, correct and complete in all material respects. There are no liens for Taxes upon the Assets except for liens for Taxes not yet due and Permitted Encumbrances.

     (b) Except as set forth in Schedule 4.14, no notice of deficiency or assessment has been received from any taxing authority with respect to liabilities for Taxes of Seller in respect of the Assets or the Business, which have not been fully paid or finally settled, and any such deficiency shown in
Schedule 4.14 is being contested in good faith through appropriate proceedings.

     (c) Except as set forth in Schedule 4.14, there are no outstanding agreements or waivers extending the applicable statutory periods of limitation for Taxes associated with the Assets or the Business that will be binding upon Buyer after the Closing.

     (d) Except as set forth on Schedule 4.14, none of the Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f) of the Code, and none of the Assets is "tax-exempt use" property within the meaning of
Section 168(h) of the Code.

     (e) Schedule 4.14 sets forth the taxing jurisdictions in which Seller owns assets or conducts business that require a notification to a taxing authority of the transactions contemplated by this Agreement, if the failure to make such notification, or obtain Tax clearance certificates in connection therewith, would either require Buyer to withhold any portion of the consideration or subject Buyer to any liability for any Taxes of Seller.

     4.15 Intellectual Property. The Citizens Marks, the Gasco Marks and the software licenses and related contracts described in Schedules 2.2 and 4.11(a) constitute all of the material Intellectual Property necessary for the operation and maintenance of the Assets or the conduct of the Business, each of which Seller either has all right, title and interest in or valid and binding rights under contract to use in connection with the operation of the Assets and the Business. Except as disclosed in Schedule 4.15, (a) Seller is not, nor has it received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default), under any contract to use such Intellectual Property, and (b) to Seller's Knowledge, such Intellectual Property is not being infringed by any other Person. Except as disclosed in Schedule 4.15, Seller has not received notice that it is infringing any Intellectual Property of any other Person in connection with the Assets or the Business, and Seller, to its Knowledge, is not infringing any Intellectual Property of any other Person which, individually or in the aggregate, would have an Asset Material Adverse Effect.

     4.16 Capital Expenditures. Seller has heretofore delivered to Buyer a schedule of all Capital Expenditures that, as of the date of this Agreement, are planned by Seller from the date hereof through December 31, 2003 (the "Capital Expenditures Schedule").

     4.17 Compliance With Laws. Seller is in compliance with all applicable laws, rules and regulations with respect to its ownership of the Assets and operation of the Business except where the failure to be in compliance would not, individually or in the aggregate, result in a Seller Material Adverse Effect or an Asset Material Adverse Effect.

     4.18 Title. Seller has, and will have as of the Closing Date, good, valid and indefeasible title to the Real Property and the other Assets owned or purported to be owned by Seller, free and clear of all Encumbrances except Permitted Encumbrances.

     4.19 DISCLAIMERS. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE IV, THE ASSETS ARE TRANSFERRED "AS IS, WHERE IS", AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO LIABILITIES, OPERATIONS OF THE ASSETS, CONDITION, VALUE OR QUALITY OF THE ASSETS OR THE PROSPECTS (FINANCIAL AND OTHERWISE), RISKS AND OTHER INCIDENTS OF THE ASSETS AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, OR COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS, OR THE APPLICABILITY OF ANY GOVERNMENTAL REQUIREMENTS, INCLUDING BUT NOT LIMITED TO ANY ENVIRONMENTAL LAWS, OR WHETHER SELLER POSSESSES SUFFICIENT REAL PROPERTY OR PERSONAL PROPERTY TO OPERATE THE ASSETS. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY REGARDING THE ABSENCE OF HAZARDOUS SUBSTANCES OR LIABILITY OR POTENTIAL LIABILITY ARISING UNDER ENVIRONMENTAL LAWS WITH RESPECT TO THE ASSETS.

     4.20 Financial Statements.

     (a) Schedule 4.20 sets forth the unaudited balance sheet for the Business as of December 31, 2001 (the "Balance Sheet") and the unaudited statement of income of the Business for the twelve-month period ended December 31, 2001 (collectively, the "Financial Statements"). Except as set forth in Schedule 4.20, the Financial Statements have been prepared on a pre-tax basis in accordance, in all material respects, with GAAP applied on a basis consistent with prior periods except for the omission of full footnotes to such Financial Statements. Except as set forth in Schedule 4.20, the Balance Sheet presents fairly in all material respects the financial condition of the Business as of its date and the income statement included in the Financial Statements presents fairly in all material respects the results of operations of the Business for the periods covered thereby. The books and records of Seller from which the Financial Statements were derived were complete and accurate in all material respects at the time of such preparation.

     (b) Schedule 4.20 also sets forth property level financial statements for the Business as of and for the period ending September 30, 2002, as extracted from Seller's SAP financial statement software. Such property level reports have been prepared on a basis consistent with prior periods, were derived from the books and records of Seller, and present fairly in all material respects the financial information of the Business presented therein as of the dates and for the periods covered thereby, subject to normal course adjustments and corporate adjustments and consolidations consistent with the corporate adjustments and consolidations made in the Financial Statements.

     4.21 SEC Filings; Financial Statements.

     (a) Seller has filed, or caused to be filed, all forms, reports and documents required to be filed by Seller with the SEC since January 1, 2001, and has heretofore delivered or made available to Buyer in the form filed with the SEC, together with any amendments thereto, its (i) Annual Reports on Form 10-K for the fiscal year ended December 31, 2000 and 2001, (ii) Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31 and June 30, 2002, and (iii) all other reports or registration statements filed by Seller with the SEC since January 1, 2001 (collectively, the "Seller SEC Reports"). The Seller SEC Reports were prepared substantially in accordance with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, as the case may be, and the rules and regulations promulgated under each of such respective acts, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements, including all related notes and schedules, contained in the Seller SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Seller as at the respective dates thereof and the consolidated results of operations and cash flows of Seller for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

     4.22 Sufficiency of Assets. The Assets and the Excluded Assets are the only assets owned, used, or held for use by Seller in, or in connection with, or otherwise necessary for, the conduct of the Business as presently conducted, except for such assets the failure to own, use, or hold for use, as would not have an Asset Material Adverse Effect or a Material Adverse Effect for Buyer.

     4.23 Easements. To Seller's Knowledge, except as set forth in Schedule 4.13 (Seller Permit Violations), Seller owns or possesses all Easements necessary to conduct the Business as now being conducted without any known conflict with the right of others, in each case except to the extent that the failure to own or possess such Easements would not have an Asset Material Adverse Effect.

     4.24 Tangible Personal Property. Except for normal wear and tear, and with such exceptions as are not, individually or in the aggregate, reasonably likely to have an Asset Material Adverse Effect, the Tangible Personal Property is in normal operating condition and in a state of reasonable maintenance and repair.

     4.25 Regulatory Matters. The Gas Franchise Act serves as the operating authority for Seller rather than a Certificate of Public Convenience and Necessity otherwise required of public utilities pursuant to Chapter 269, Hawaii Revised Statutes. The Gas Franchise Act does not obligate Seller to serve the entire area of the State of Hawaii. Seller operates the Business, and the Business is regulated as a public utility, only in the State of Hawaii. As of the date of this Agreement, Seller has no present intention to make any rate filing or take any other action seeking to change the rates, charges, standards of service or accounting of Seller with respect to the regulated portion of the Business from those in effect on the date of this Agreement, or seeking to effect with the HPUC any agreement, commitment, arrangement or consent with respect thereto. Seller is not a "Holding Company," a "Subsidiary Company" or an "Affiliate" of a "Holding Company" within the meaning of the Public Utility Holding Company Act of 1935, as amended ("PUHCA").


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     5.1 Organization. K-1 USA is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate the Assets and to carry on the Business as is now being conducted.

     5.2 Authority. Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which Buyer is a signatory and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and the Ancillary Agreements to which Buyer is a signatory and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate and, except as set forth in Schedule 5.3(a), shareholder action required on the part of Buyer and this Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Buyer. Each of this Agreement and the Ancillary Agreements to which Buyer is a signatory, constitute the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     5.3 Consents and Approvals; No Violation.

     (a) Except as set forth in Schedule 5.3(a), neither the execution, delivery and performance of this Agreement by Buyer nor the execution, delivery and performance of the Ancillary Agreements by Buyer or any of its Affiliates nor the consummation by Buyer of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the organizational and governing documents of Buyer, or any of its Affiliates, or
(ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, material agreement or other instrument or obligation to which Buyer or any of its Affiliates is a party or by which any of their respective assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a Buyer Material Adverse Effect or (iii) subject to obtaining the Buyer Required Regulatory Approvals and the assignment of this Agreement to the k1 Designee in accordance with Section 6.8(f), constitute violations of any law, regulation, order, judgment or decree applicable to Buyer, which violations, individually or in the aggregate, would result in a Buyer Material Adverse Effect.

     (b) Except as set forth in Schedule 5.3(b) (the filings and approvals referred to in such Schedule are collectively referred to as the "Buyer Required Regulatory Approvals"), no consent or approval of, filing with, or notice to, any Governmental Authority is necessary for Buyer's execution and delivery of this Agreement and the Ancillary Agreements or the consummation by the k1 Designee, as the Buyer, of the transactions contemplated hereby and thereby, other than such consents, approvals, filings or notices, which, if not obtained or made, will not (i) prevent Buyer from performing its obligations under this Agreement and the Ancillary Agreements or (ii) result in a Buyer Material Adverse Effect.

     (c) The affirmative votes of a simple majority of the votes entitled to be cast by holders of outstanding ordinary shares of S$0.10 each of k1 Ventures Limited that are present in person or by proxy and voting at a duly convened meeting of shareholders of k1 Ventures Limited at which a quorum is present are the only votes of the holders of any class or series of capital stock of k1 Ventures Limited necessary to approve k1 Ventures Limited's provision of funding to Buyer in connection with this Agreement, participation (directly or indirectly) in the transactions contemplated in this Agreement (including pursuant to the Support Agreement) or taking any other corporate action by any direct or indirect subsidiary of k1 Ventures Limited in connection with such transactions (the "Required Shareholder Actions"). To Buyer's knowledge, the shareholders of k1 Ventures Limited that have executed the Voting Agreements described in clause (ii) of the third recital to this Agreement own or are able to direct the voting of the shares of voting securities of k1 Ventures Limited described in such Voting Agreements and such shares, when voted in favor of the Required Shareholder Actions, will be sufficient to approve the Required Shareholder Actions. The execution and delivery of, and the performance by k1 Ventures Limited of its obligations under the Support Agreement have been duly authorized by all Board action of k1 Ventures Limited, and the Support Agreement constitutes the legal, valid and binding obligation of k1 Ventures Limited, enforceable against k1 Ventures Limited in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     5.4 Availability of Funds. Buyer acknowledges and agrees that on the Closing Date, it will have sufficient funds to pay the Purchase Price under this Agreement 5.5

     5.5 Public Company Filings; Financial Statements.

     (a) Buyer heretofore delivered or made available to Seller the Annual Report of k1 Ventures Limited for the fiscal year ended June 30, 2002 (the "k1 Ventures Annual Report"). The k1 Ventures Annual Report did not as of the date of such report contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements, including all related notes and schedules, contained in the k1 Ventures Annual Report fairly present the consolidated financial position of k1 Ventures Limited as at the date thereof and the consolidated results of operations and cash flows of k1 Ventures Limited for the periods indicated in accordance with the Singapore Companies Act and Singapore Statements of Accounting Standard applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto).

     5.6 Legal Proceedings. There are no actions or proceedings pending or, to Buyer's knowledge threatened against Buyer or any of its Affiliates before any court or arbitrator or Governmental Authority, which, individually or in the aggregate, would result in a Buyer Material Adverse Effect. Neither Buyer nor any of its Affiliates is subject to any outstanding Orders, which would, individually or in the aggregate, result in a Buyer Material Adverse Effect.

     5.7 No Knowledge of Seller's Breach. Buyer has no knowledge of any breach by Seller of any representation or warranty of Seller or of any other condition or circumstance that would excuse Buyer from its timely performance of its obligations hereunder. Buyer shall notify promptly Seller if any such information comes to Buyer's attention prior to the Closing.

     5.8 Qualified Buyer. Buyer will be qualified to obtain any Permits and Environmental Permits necessary for Buyer to own and operate the Assets as of the Closing.

     5.9 Inspections. Buyer is knowledgeable about the Business as engaged in by Seller and of the usual and customary practices of companies engaged in businesses similar to the Business and has had access to the Assets, the officers and employees of Seller, and the books, records and files of Seller relating to the Business and the Assets. In making its decision to execute this Agreement, and to purchase the Assets, and without derogation to any of Buyer's rights to indemnification under Section 8.2, Buyer has relied on and will continue to rely upon the results of its Inspections, the Environmental Reports and Seller's representations and warranties in Section 4.6. Buyer acknowledges and agrees that the representations and warranties set forth in Article IV of this Agreement constitute the sole and exclusive representations and warranties of Seller to Buyer in connection with the transactions contemplated hereby and by the Ancillary Agreements, and there are no representations, warranties, covenants, understandings or agreements, oral or written, in relation thereto between the Parties other than those incorporated herein, including Section 6.3, and therein. Except for the representations and warranties expressly set forth in Article IV of this Agreement, Buyer disclaims reliance on any representations or warranties, either express or implied, by or on behalf of Seller or its Affiliates or Representatives. Without limiting the generality of the foregoing, Buyer acknowledges and agrees that, except as provided in Section 4.6, there are no representations or warranties of Seller with respect to the Environmental Condition of the Assets, compliance with Environmental Laws and Environmental
Permits of the presence or Releases of hazardous material in the fixtures, soils, groundwater, surface water or air on, under or about or emanating from any of the Assets.

     5.10 WARN Act. Buyer does not intend to engage in a "Plant Closing" or "Mass Layoff" as such terms are defined in the WARN Act, or to take any action that would require the giving of any notice under Chapter 394B, Hawaii Revised Statutes, as amended, within sixty days after the Closing Date.

     5.11 Public Utility Holding Company Status; Regulation as a Public Utility. Following the assignment of this Agreement to the k1 Designee and on the Closing Date, neither Buyer nor any of its "affiliates" (within the meaning of such term in PUHCA) will be a "holding company," a "subsidiary company," or an "affiliate" of a "public utility company" or of a "holding company," within the meaning of such terms in PUHCA and regulations and rules issued by the SEC pursuant to PUHCA. No approval or other action by the SEC will be required under PUHCA for the k1 Designee or any of its "affiliates" (within the meaning of such term in PUCHA) to consummate the transactions contemplated in this Agreement.

     5.12 Ownership and Control of Buyer.

     (a) K-1 USA is a wholly-owned indirect subsidiary of k1 Ventures Limited, a Singapore corporation. The ownership and control of k1 Ventures is as set forth in the k1 Ventures Annual Report.

     (b) The k1 Designee will be organized, owned and controlled in accordance with the provisions of the Section 6.8(f).

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

     6.1 Conduct of Business and Operation of Assets.

     (a) Except as described in Schedule 6.1(a), as required by an applicable law or by any Governmental Authority, as expressly contemplated by this Agreement or to the extent Buyer otherwise consents in writing (such consent not to be unreasonably withheld), during the period from the date of this Agreement to the Closing Date, Seller shall (i) operate the Assets in the ordinary course of business consistent with its past practices and Good Utility Practices, (ii) use all Commercially Reasonable Efforts to preserve intact the Assets in all material respects, and endeavor to preserve the goodwill and relationships with customers, suppliers and others having business dealings with it, (iii) maintain insurance described in Section 4.4 (or replacements thereto providing for substantially the same coverage), and (iv) comply with all applicable laws relating to the Assets, including without limitation, all Environmental Laws, except where the failure to so comply would not result in an Asset Material Adverse Effect.

     (b) Without limiting the generality of Section 6.1(a) and, except as contemplated in this Agreement or as described in Schedule 6.1(a), or as required under applicable law or by any Governmental Authority, prior to the Closing Date, without the prior written consent of Buyer (such consent not to be unreasonably withheld), Seller shall not:

     (i) Make any material change in the levels of Inventories customarily maintained by Seller with respect to the Business, other than changes which are consistent with Good Utility Practices;

     (ii) Sell, lease (as lessor), encumber, pledge, transfer or otherwise dispose of, any Asset (except for Inventories used, consumed or replaced in the ordinary course of business consistent with past practices of Seller or with Good Utility Practices) other than to encumber any such Asset with Permitted Encumbrances;

     (iii) Modify, amend or voluntarily terminate, prior to the respective expiration date of any of the Assigned Agreements or Real Property Leases or any of the Permits or Environmental Permits with respect to such Assets in any material respect, other than (A) in the ordinary course of business, to the extent consistent with the past practices of Seller or Good Utility Practices,
(B) with cause, to the extent consistent with past practices of Seller or Good Utility Practices, or (C) as may be required in connection with transferring Seller's rights or obligations thereunder to Buyer pursuant to this Agreement;

     (iv) Except as otherwise provided herein and except for propane sale agreements entered into in the ordinary course of business and containing market terms, enter into any commitment for the purchase, sale, or transportation of fuel for the Business having a term greater than six months and not terminable on or before the Closing Date either (A) automatically, or (B) by option of Seller (or, after the Closing, by Buyer) in its sole discretion, if the aggregate payment under such commitment for fuel and all other outstanding commitments for fuel for the Business not previously approved by Buyer would exceed $1,000,000;

     (v) Except as otherwise provided herein, enter into any contract, agreement, commitment or arrangement for the Business that individually exceeds $250,000 or in the aggregate exceeds $1,000,000 unless it is terminable by Seller (or, after the Closing Date, by Buyer) without penalty or premium upon no more than sixty (60) days notice;

     (vi) Except as otherwise required by the terms of the CBA or as otherwise provided in Section 6.12, (A) hire, or transfer any employees of or for the Business prior to the Closing, other than to fill vacancies in existing positions in the reasonable discretion of Seller, (B) materially increase salaries or wages of employees employed in connection with such Asset prior to the Closing, (C) take any action prior to the Closing to affect a material change in the CBA or (D) take any action prior to the Closing to enhance the aggregate benefits payable to the employees (considered as a group), or materially to enhance the aggregate benefits payable to any individual employee, employed in connection with the Business;

     (vii) Not terminate the employment of any member of the senior management of the Business except for cause; and

     (viii) Except as otherwise provided herein, enter into any written or oral contract, agreement, commitment or arrangement with respect to any of the proscribed transactions set forth in the foregoing paragraphs (i) through (vii).

     6.2 Access to Information.

     (a) Between the date of this  Agreement and the Closing Date,  Seller will,
at  reasonable  times  and  upon  reasonable  notice,   provide  Buyer  and  its
Representatives:

     (i) reasonable access to their respective managerial personnel, to all books, records, plans, equipment, offices and other facilities and properties constituting part of the Assets;

     (ii) such historical financial and operating data and other information with respect to the Assets or the Business as Buyer may from time to time reasonably request, to the extent reasonably available;

     (iii) upon request, a copy of each material report, schedule or other document, if any, filed by Seller with respect to the Assets or the Business with the SEC, HPUC or any other Governmental Authority;

     (iv) access to all Assets for Inspection by Buyer and its Representatives at reasonable times during regular business hours scheduled for such Inspections, and shall provide qualified management, engineering, operations and maintenance and other personnel to make presentations as required, to escort such Persons and to assist in all aspects of conducting the Inspections, provided that each of Buyer and Seller shall bear their own costs of participating in the Inspections; and

     (v) access to all such other information in the possession or control of Seller as shall be reasonably necessary to enable Buyer or its Representatives to verify the accuracy of the representations and warranties of Seller contained in this Agreement; provided, however, that any such Inspections shall be conducted in such a manner as not to interfere unreasonably with the operation of the Assets. In the event that Seller's provision of information under this
Section 6.2 would (A) constitute a waiver of any legal privilege, including the attorney-client privilege or work product privilege, or (B) violate any legal or contractual obligation of Seller to a third party, then Seller shall first notify Buyer with respect to the existence and general nature of the restricted information. If the restricted information relates to the Assets, the Parties shall thereupon mutually agree upon a reasonable procedure in order to provide Buyer with access to the information while protecting the legitimate interests of Seller thereto. The mutually agreed procedure may include, without limitation, a limited waiver by Seller of the relevant privilege, Buyer's agreement to maintain the information in strict confidence, limited review or inspection of the information by specified individuals, or any combination of the foregoing.

Notwithstanding anything in this Section 6.2(a) to the contrary, with respect to employee records Seller will only furnish or provide such access to Transferred Employee Records and will not furnish or provide access to other employee personnel records or medical information unless required by law or specifically authorized by the affected employee.

     (b) The Parties shall cooperate to schedule Buyer's Inspections of the Assets so that, to the extent reasonably feasible, any interference with the operation of the Business is minimized, and Buyer may complete its Inspections of the Assets within ninety (90) working days of commencement of Inspections and within six (6) months after the execution of this Agreement.

     (c) Until the conclusion of Buyer's next rate case for the Business (or such longer period as may be required by applicable law), each Party and its Representatives shall have reasonable access to all of the books and records relating to the Assets and the Business (for the Seller, only to the extent relating to periods prior to the Closing Date), including all Transferred Employee Records in the possession of Buyer or Seller to the extent that such access may reasonably be required in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the operation of the Business or the Assets. Such access shall be afforded by the Party in possession of any such books and records upon receipt of reasonable advance notice and during normal business hours. The Party exercising this right of access shall be solely responsible for any costs or expenses incurred by it or the holder of the information with respect to such access pursuant to this
Section 6.2(c). If the Party in possession of such books and records shall desire to dispose of any books and records upon or prior to the expiration of such above-stated period (or any such longer period), such Party shall, prior to such disposition, give the other Party a reasonable opportunity, at the latter's expense, to segregate and remove such books and records as it may select.

     (d) Buyer agrees that, prior to the Closing Date, neither it nor its Representatives will contact any vendors, suppliers, employees, or other contracting parties of Seller or its Affiliates with respect to any aspect of the Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

     6.3 Additional Inspections and Information.

     (a) Seller will deliver to Buyer by June 30, 2003, a balance sheet for the Business as of December 31, 2002, and a statement of income for the Business for the twelve-month period ending December 31, 2002, together with an auditor's report thereon by KPMG LLP, Seller's independent accounting firm. Seller will bear the cost of such audit. If Buyer requires any additional financial statement(s) of the Business to be prepared and audited, then Seller will deliver to Buyer such additional audited financial statement(s) within a reasonable period of time following Buyer's request therefore, provided that Buyer will reimburse Seller for the costs and expenses incurred by Seller in connection therewith, including reasonable overhead costs of Seller's employees relating to the preparation and audit of such additional financial statement(s). Nothing in this Section 6.3(a) shall obligate Seller to execute or deliver any document that affects, in a manner adverse to Seller, Seller's liability to Buyer as expressed herein.

     (b) Buyer has conducted various environmental assessment activities with respect to the Assets, including reviewing existing environmental reports, correspondence, permits and related materials regarding the Assets. Seller acknowledges that, between the date of this Agreement and the Closing Date, Buyer will continue to conduct Inspections with respect to environmental matters, including "Phase I" environmental assessments to the extent Buyer reasonably concludes that such assessments are warranted by the Environmental Reports or the findings of Buyer's assessments prior to the date of this Agreement. Any such Inspections shall be conducted as provided in Section 6.2. Buyer may not conduct any "Phase II" environmental assessment activities with respect to the Assets other than the taking and analysis of hand auger soil samples  from  locations  on  Real  Property  that  are  identified  by  Buyer's environmental consultant as areas with recognized Environmental Conditions in accordance with the ASTM protocol for Phase I environmental assessments. If, as a result of Buyer's environmental assessment activities, Buyer reasonably concludes that additional "Phase II" environmental assessment activities are required to determine the extent of a recognized Environmental Condition on Real Property, then Seller and Buyer shall design a mutually acceptable Phase II environmental assessment plan and Seller shall engage an environmental consulting firm reasonably acceptable to Buyer to conduct such assessment. Buyer shall reimburse Seller for the fees and expenses of such consultant, and of any laboratory used by such consultant, incurred by Seller in connection with such assessment. Seller will provide to Buyer, promptly following Seller's receipt thereof, copies of all reports, laboratory results and other information composed or compiled by such consultant in connection with any such assessment.

     (c) Buyer shall provide to Seller, promptly following Buyer's receipt thereof, copies of all audits, reports, studies, assessments and other information composed or compiled, or to be composed or compiled, by Buyer or Buyer's Representatives in connection with environmental assessment activities. Buyer shall treat all such information delivered to, or composed or compiled by, Buyer or Buyer's Representative as Environmental Data in accordance with the procedures of Section 6.3(d).

     (d) All audits, reports, studies, assessments and other information delivered to or prepared by Buyer and all other information collected and generated as a result of Buyer's environmental due diligence ("Environmental Data") will be subject to the terms and conditions of the Confidentiality Agreement, dated October 14, 2002, between Seller and Buyer (the "Confidentiality Agreement"), except as otherwise expressly provided in this
Section 6.3(d). Except to the extent necessary to fulfill any reporting obligation under any Environmental Law, neither Buyer nor its Representatives shall disclose or release any Environmental Data without the prior written consent of Seller and all such information shall be kept strictly confidential. To the extent reasonably practicable, the Environmental Data shall be prepared at the request of counsel to Buyer or Seller, as appropriate, and, to the fullest extent permitted by law, shall be the work product of such counsel and constitute confidential attorney/client communications. The Environmental Data shall be transferred among Buyer and its Representatives in a manner that will preserve, to the extent reasonably practicable, such privileges. Buyer expressly agrees that until the Closing, it will not distribute the Environmental Data to any third party without Seller's prior written consent (such consent not to be unreasonably withheld). After the Closing, Buyer agrees that it will not distribute the Environmental Data to any third party without Seller's prior written consent, except as required by law or by express provisions of Buyer's corporate compliance program if Seller is provided written notice at least ten
(10) days prior to such distribution; provided, however, that Buyer may distribute the Environmental Data to any potential purchaser of any of the Assets or an ownership interest therein (either directly or through the purchase of an ownership interest in an entity holding any of the Assets) only after first notifying the Seller.

     6.4 Confidentiality.

     (a) Each Party shall, and shall use its reasonable best efforts to cause its Representatives to, (i) keep all Proprietary Information of any other Party confidential and not to disclose or reveal any such Proprietary Information to any person other than such Party's Representatives and (ii) not use such
Proprietary Information other than in connection with the consummation of the transactions contemplated hereby. After the Closing Date and except as provided in Section 6.3(d), any Proprietary Information, to the extent related to the Assets acquired by Buyer, shall no longer be subject to the restrictions set forth herein. The obligations of the Parties under this Section 6.4(a) shall be in full force and effect for three (3) years from the date hereof and will survive the termination of this Agreement, the discharge of all other obligations owed by the Parties to each other and the Closing Date.

     (b) Notwithstanding the terms of Section 6.4(a) above, the Parties agree that prior to the Closing, Buyer may reveal or disclose Proprietary Information to any other Persons in connection with (i) the financing of Buyer's purchase of the Assets or any equity participation in Buyer's purchase of the Assets, (ii) obtaining insurance for the Assets and (iii) performing Inspections; provided that such Persons agree in writing to maintain the confidentiality of the Proprietary Information in accordance with this Agreement and the Confidentiality Agreement.

     (c) Upon the other Party's prior written approval (which shall not be unreasonably withheld), any of the Parties may provide Proprietary Information of the other Parties to the SEC, HPUC or any other Governmental Authority with jurisdiction or any securities exchange, as may be necessary to obtain Required Regulatory Approvals or to comply generally with any relevant law or regulation. The disclosing Party will seek confidential treatment for the Proprietary Information provided to any Governmental Authority and the disclosing Party will notify the other Party as far in advance as is practicable of its intention to release to any Governmental Authority any Proprietary Information.

     6.5 Public Statements. Subject to the requirements imposed by law, any Governmental Authority or securities exchange, prior to the Closing Date, no press release or other public announcement or public statement or comment in response to any inquiry relating to the transactions contemplated by this Agreement shall be issued or made by any Party without the prior approval of the other Party (which approval shall not be unreasonably withheld). The Parties agree to cooperate in preparing any such announcements.

     6.6 Expenses. Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Party incurring such costs and expenses. Notwithstanding anything to the contrary herein, Buyer will be responsible for all filing fees under the HSR Act relating to the Assets it would acquire hereunder.

     6.7  Further Assurances.

     (a) Subject to the terms and conditions of this Agreement, each Party shall use its Commercially Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the purchase, sale, transfer and delivery of the Assets and the assumption of the Assumed Liabilities pursuant to this Agreement. Such actions shall include, without limitation, each Party using its Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to its obligations hereunder, including obtaining all necessary consents, approvals, and authorizations of third parties and Governmental Authorities required to be obtained in order to consummate the transactions hereunder, and to effectuate a transfer of the Transferable Permits to Buyer. Seller shall cooperate with Buyer in its efforts to obtain all other Permits and Environmental Permits necessary for Buyer to operate the Assets. None of the Parties hereto shall, without prior written consent of the other Party, take or fail to take any action, which might reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement.

     (b) In the event that any Asset shall not have been assigned, conveyed, transferred and delivered hereunder to Buyer at the Closing, Seller shall, subject to Section 6.7(c), use Commercially Reasonable Efforts to assign, convey, transfer and deliver such Assets to Buyer as promptly as is practicable after the Closing.

     (c) (i) To the extent that Seller's rights under any Assigned Agreement or Real Property Lease may not be assigned without the consent of another Person which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof or be unlawful.

     (ii) Seller agrees that if any consent to an assignment of any Assigned Agreement or Real Property Lease shall not be obtained or if any attempted assignment would be ineffective or would impair the Buyer's rights and obligations under the Assigned Agreement or Real Property Lease in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, at the Buyer's option and to the maximum extent permitted by law and such Assigned Agreement or Real Property Lease, shall, after the Closing Date, appoint Buyer to be Seller's agent with respect to such Assigned Agreement or Real Property Lease, or, to the maximum extent permitted by law and such Assigned Agreement or Real Property Lease, enter into such reasonable arrangements with Buyer or take such other actions as are necessary to provide Buyer with the same or substantially similar rights and obligations of such Assigned Agreement or Real Property Lease as Buyer may reasonably request. Seller shall cooperate and shall use Commercially Reasonable Efforts prior to and after the Closing Date to obtain an assignment to Buyer of each Assigned Agreement or Real Property Lease.

     (d) To the extent that Seller's rights under any warranty or guaranty described in Section 2.1(h) may not be assigned without the consent of another Person, which consent has not been obtained by the Closing Date, this Agreement shall not constitute an agreement to assign the same, if an attempted assignment would constitute a breach thereof, or be unlawful. Seller agrees that if any consent to an assignment of any such warranty or guaranty shall not be obtained, or if any attempted assignment would be ineffective or would impair Buyer's rights and obligations under the warranty or guaranty in question, so that Buyer would not in effect acquire the benefit of all such rights and obligations, Seller, at Buyer's option and expense, shall use Commercially Reasonable Efforts, to the extent permitted by law and by such warranty or guaranty, to enforce such warranty or guaranty for the benefit of Buyer so as to provide Buyer to the maximum extent possible with the benefits and obligations of such warranty or guaranty.

     6.8 Consents and Approvals.

     (a) As promptly as advisable after the execution of this Agreement, Buyer and Seller shall each file or cause to be filed with the appropriate Governmental Authority any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby. Buyer and Seller shall use their respective reasonable best efforts to respond promptly to any requests for additional information made with respect to such HSR Act filings, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing of such notification. Buyer will pay all filing fees under the HSR Act relating to the Assets, but each of Seller and Buyer will bear its own costs of the preparation of any such filing.

     (b) The Parties shall cooperate and use all Commercially Reasonable Efforts to promptly prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, the Required Regulatory Approvals and the PUHCA Staff Concurrence. Buyer shall have the right to review and approve in advance all the information relating to Buyer, on the one hand, and Seller shall have the right to review and approve in advance all the information relating to Seller, on the other hand, in either case, which appear in any filing made in connection with the transactions contemplated by this Agreement. Buyer and Seller agree that they will consult and cooperate with each other with respect to the obtaining of all such necessary permits, consents, approvals and authorizations of Governmental Authorities and the PUHCA Staff Concurrence.

     (c) In connection with applications and other filings for the Required Regulatory Approvals, and the prosecution of any pending regulatory proceedings material to the Business Buyer and Seller shall jointly, and on an equal basis, coordinate the overall development of the positions to be taken and the regulatory actions to be requested in such applications and filings for approval of the sale by the Seller and the purchase by the Buyer of the Assets and the Business, of all other matters contemplated by this Agreement which require regulatory approval and of all other regulatory matters incidental thereto which are to be addressed in such applications and filings. Efforts to obtain any necessary approvals (including from the HPUC) shall be prosecuted by counsel mutually agreed upon by the Parties, and acting as joint counsel to the Parties, it being understood, however, that (i) all positions taken in the filings with such Governmental Authorities shall be consistent with the mutual understandings of the Parties, including the Parties' agreement that their joint application filed with the HPUC shall seek, among other things, permission for Buyer to republish and file, in Buyer's name, Seller's existing rates and tariffs for the Business to be effective upon Closing, and (ii) Buyer's efforts to obtain the PUHCA Staff Concurrence shall be the responsibility of Buyer's counsel, with Seller's special PUHCA counsel providing such support and assistance as may be appropriate taking into account all relevant facts and circumstances.

     (d) Seller and Buyer shall cooperate with each other and promptly prepare and file notifications with, and request Tax clearances from, state and local taxing authorities in any jurisdictions in which a portion of the Purchase Price may be required to be withheld or in which Buyer would otherwise be liable for any Tax liabilities of Seller pursuant to such state and local Tax law.

     (e) Seller shall have the primary responsibility for securing the transfer and assignment of the Transferable Permits, effective as of the Closing Date. Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits (other than Transferable Permits) effective as of the Closing Date. Seller shall cooperate with Buyer's efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller, or the procurement of any other Permit or Environmental Permit when so requested by Buyer.

     (f) (i) As soon as reasonably practicable, but in any event by the date the Parties' joint application is filed with the HPUC, K-1 USA will assign this Agreement to a newly formed limited liability company organized under the Hawaii limited liability company statute and owned, controlled and governed in a manner consistent with this Section 6.8 (the "k1 Designee"), pursuant to assignment and assumption documentation reasonably acceptable to Seller and its counsel. Upon the effective time of such assignment, (x) the kl Designee will be deemed to have assumed, ratified and agreed to be bound by and to perform all obligations of Buyer in this Agreement, (y) all references in this Agreement and in any Ancillary Agreement to "Buyer" shall thereafter be deemed to be references to the k1 Designee, in each case without the necessity for further act or evidence by the Parties hereto or the k1 Designee and (z) K-1 USA shall be released from Buyer's obligation to pay the Purchase Price at Closing; provided, however, that except as provided in the foregoing clause (z), no such assignment shall relieve or discharge K-1 USA from any of its obligations under this Agreement arising on or before the Closing Date or k1 Ventures Limited from its obligations under that certain letter agreement with Seller dated as of the date of this Agreement wherein k1 Ventures Limited agrees to provide such financial support to Buyer as may be required to enable Buyer to pay the Purchase Price at Closing or the liquidated damages payment if required by Section 9.3(b).

     (ii) As soon as reasonably practicable, but not later than January 17, 2003, K-1 USA shall review with the staff of the SEC which administers PUHCA the proposed ownership, control and governance of the k1 Designee and any other facts relevant to PUHCA compliance by the k1 Designee and its "affiliates" (within the meaning of such term in PUHCA) and seek the verbal concurrence or non-objection of such SEC staff that, based on the information presented to such SEC staff, (x) no approval from the SEC is required for Buyer and its "affiliates" (within the meaning of such term under PUHCA) to consummate the transactions contemplated in this Agreement and (y) that either the PUHCA "holding company" provisions are inapplicable, or one or more exemptions under PUHCA are available, to the k1 Designee and such "affiliates" of the k1 Designee (the "PUHCA Staff Concurrence"). If the PUHCA Staff Concurrence is not obtained at the time of such SEC review, then K-1 USA promptly (and in event within ten
(10) Business Days after the date of such SEC review) will reformulate the proposed arrangements regarding the k1 Designee to satisfy the concerns expressed by such SEC staff (and taking into account any guidance provided by such SEC staff or by Seller's special PUHCA counsel) and review with such SEC staff such reformulation in another attempt to receive the PUHCA Staff Concurrence. K-1 USA agrees not to participate , or to permit its Affiliates or representatives to participate, in any substantive meeting or discussion, either in person or by telephone, with such SEC staff in connection with the PUHCA Staff Concurrence unless it consults with Seller in advance and, to the extent not prohibited by such SEC staff, gives Seller the opportunity to attend and participate with counsel. The k1 Designee shall be owned, controlled and governed in a manner consistent with the information presented to such SEC staff on which the PUHCA Staff Concurrence was based.

     (iii) As soon as reasonably practicable after the date on which the PUHCA Staff Concurrence is obtained, the organizational documents of the k1 Designee, including its operating agreement, will be amended to the extent necessary or desirable to be consistent with the information forming the basis for obtaining the PUHCA Staff Concurrence and pursuant to documentation reasonably acceptable to Seller and its counsel.

     (iv) Buyer agrees that the k1 Designee shall be owned, controlled and governed such that the k1 Designee and its "affiliates" (within the meaning of such term under PUHCA), either singly or collectively, either will not be deemed a "holding company" under PUHCA or will be entitled to one or more exemptions from the registration requirements of PUHCA. Accordingly, none of such "affiliates" of the k1 Designee shall own five percent (5%) or more, directly or indirectly, of the outstanding voting securities of any other "public utility company" (within the meaning of such term under PUHCA).

     (v) K-1 USA presently intends that the Persons identified in the letter from Buyer's counsel to Mr. Jim R. Yates dated October 25, 2002, will own and/or hold the voting interests, beneficial ownership interests and governing interests or other positive or negative control rights described in such letter. K-1 USA may make such changes to such proposed k1 Designee structure as may be necessary or desirable to obtain or to facilitate the obtaining of the PUHCA Staff Concurrence and the approval of the HPUC and such other changes as are not prohibited by the next succeeding sentence. K-1 USA may not change such proposed k1 Designee structure in any way that Seller reasonably concludes is reasonably likely either (w) to affect adversely the legal validity, enforceability or binding nature of the Support Agreement or to result in any breach of the representations and warranties made by k1 Ventures Limited in the Support Agreement, (x) to cause a delay in obtaining the PUHCA Staff Concurrence or the HPUC approval, (y) to require any approval by the SEC under PUHCA or (z) to result in the k1 Designee or any of its "affiliates" either singly or collectively being deemed a "holding company" (within the meaning of such terms under PUHCA), and not entitled to an exemption from the registration requirements of PUHCA.

     6.9 Fees and Commissions. Each of Seller and Buyer represent and warrant to the other that, except for Morgan Stanley & Co. Incorporated, which is acting for and at the expense of Seller, and Credit Suisse First Boston Corporation, which is acting for and at the expense of Buyer, no broker, finder or other Person is entitled to any brokerage fees, commissions or finder's fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation. Each of Seller and Buyer will pay to the others or otherwise discharge, and will indemnify and hold the others harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder's fees (other than the fees, commissions and finder's fees payable to the party listed above) incurred by reason of any action taken by the indemnifying party.

     6.10  Tax Matters.

     (a) All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (A) Hawaii sales tax; (B) the Hawaii transfer tax, conveyance fees or conveyances of interests in real and/or personal property; and (C) Hawaii sales tax and transfer tax on deeds shall be borne as follows: fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller. Seller shall file, to the extent required by, or permissible under, applicable law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Buyer shall join in the execution of any such Tax Returns and other documentation. Prior to the Closing Date, to the extent applicable, Buyer shall provide to Seller appropriate certificates of Tax exemption from each applicable taxing authority.

     (b) With respect to Taxes to be prorated in accordance with Section 3.4 of this Agreement and except as provided in Section 6.10(c), Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing Date with respect to the Assets and the Business, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns. Buyer's preparation of any such Tax Returns shall be subject to Seller's approval, which approval shall not be unreasonably withheld. Buyer shall make such Tax Returns available for Seller's review and approval no later than fifteen (15) Business Days prior to the due date for filing each such Tax Return. Upon receipt by Buyer of the tax bill, invoice or other statement regarding such real and personal property Taxes, Buyer shall calculate the pro rata share of such tax bill, invoice or other statement attributable to Buyer and Seller. Buyer shall then forward, as soon as possible, to Seller a copy of such tax bill, invoice or statement along with the supporting documentation relating to the calculation of the pro rata share to Seller and Seller will promptly pay to Buyer Seller's pro rata share of such tax bill, invoice or statement. In the event Seller first receives a tax bill, invoice or statement relating to the Assets from a taxing authority, Seller shall promptly forward such tax bill, invoice or statement to Buyer.

     (c) All Taxes arising with respect to the Assets and the Business that as of the day immediately preceding the Closing Date are accrued for by Seller in its SAP financial reporting system account styled "Other Taxes Accrued" shall be included in the calculation of Adjusted Working Capital and shall be Assumed Liabilities. Upon receipt by Buyer of the tax bill, invoice or other statement regarding such Taxes, Buyer promptly shall forward to Seller a copy of such tax bill, invoice or statement. In the event Seller first receives a tax bill, invoice or statement relating to such Taxes, Seller shall immediately forward such tax bill, invoice or statement to Buyer. Buyer will pay the full amount of the tax bill, invoice or statement to the applicable taxing authority no later than the due date of the tax bill, invoice or statement and in time to avoid the incurrence of penalties or interest.\

     (d) Buyer and Seller shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each shall retain and provide the requesting Party with any records or information which may be relevant to such return, audit, examination or proceedings. Any information obtained pursuant to this Section 6.10(d) or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other instrument relating to Taxes shall be kept confidential by the Parties hereto.

     (e) In the event that a dispute arises between Buyer and Seller, with respect to Taxes in Sections 6.10(a) and 6.10(b), or concerning any amount due under this Section 6.10, the Parties shall attempt in good faith to resolve such dispute and any agreed upon amount shall be paid to the appropriate Party. If such dispute is not resolved within thirty (30) days, the Parties to such dispute shall submit the dispute to the Independent Accounting Firm for resolution, which resolution shall be final, conclusive and binding on such Parties. Notwithstanding anything in this Agreement to the contrary, the fees and expenses of such Independent Accounting Firm shall be allocated between the Parties so that the non-disputing Party's share of such fees and expenses shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the disputing Party to such auditor that is successfully disputed by the disputing Party (as finally determined by such auditor) bears to the total amount of such remaining disputed amount so submitted by the disputing Party to such auditor. Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.

     (f) Buyer agrees that Seller may, at Seller's election prior to the Closing Date, direct that all or a portion of the Purchase Price be delivered to a "qualified intermediary" (as defined in Treasury Regulation Section 1.1031(k) -
(g)(4)) as to enable Seller's relinquishment of the Assets to qualify as part of a like-kind exchange of property covered by Section 1031 of the Code. If Seller so elects, Buyer shall cooperate with Seller (but without being required to incur any out-of-pocket costs in the course thereof) in connection with Seller's efforts to effect such like-kind exchange, which cooperation shall include, without limitation, taking such actions as Seller requests in order to enable Seller to qualify such transfer as part of a like-kind exchange of property covered by Section 1031 of the Code (including any actions required to facilitate the use of a "qualified intermediary"), and Buyer agrees that Seller may assign all or part of its rights and delegate all or part of its obligations under this Agreement to a person or entity acting as a qualified intermediary to qualify the transfer of the Assets as part of like-kind exchange of property covered by Section 1031 of the Code. Any such assignment shall not reduce Seller's obligations under this Agreement. Buyer and Seller agree in good faith to use reasonable efforts to coordinate the transactions contemplated by this Agreement with any other transactions engaged in by either Buyer or Seller; provided that such efforts are not required to include an unreasonable delay in the consummation of the transactions contemplated by this Agreement.

     (g) Prior to the Closing Date, Buyer and Seller shall use their good faith efforts to agree upon the allocation (the "Allocation") of the Purchase Price, the Assumed Liabilities and other relevant items (including, for example, adjustments to the Base Purchase Price) to the individual assets or classes of assets within the meaning of Section 1060 of the Code. If Buyer and Seller agree to such Allocation prior to Closing, Buyer and Seller covenant and agree that
(i) the values assigned to the assets by the Parties' mutual agreement shall be conclusive and final for all purposes, and (ii) neither Buyer nor Seller will take any position before any Governmental Authority or in any Proceeding that is in any way inconsistent with such Allocation. Notwithstanding the foregoing, if Buyer and Seller cannot agree to an Allocation, Buyer and Seller covenant and agree to file, and to cause their respective Affiliates to file, all Tax Returns and schedules thereto (including, for example, amended returns, claims for refund, and those returns and forms required under Section 1060 of the Code and any Treasury regulations promulgated thereunder) consistent with each of such Party's good faith Allocations, unless otherwise required because of a change in any applicable law.

     6.11 Advice of Changes. Prior to the Closing, each Party will timely advise the other in writing with respect to any matter arising after execution of this Agreement which becomes known to that Party and which either constitutes a breach of such Party's covenants in this Agreement or, if existing or occurring at the date of this Agreement, would have been required to be set forth in this Agreement, including any of the Schedules or Exhibits hereto. Any such written notice will not be deemed to have amended this Agreement, including the appropriate Schedule or Exhibit, or to have qualified any representation or warranty contained in this Agreement, or to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

     6.12 Seller Employees.

     (a) On a date reasonably prior to the Closing Date, Buyer shall give Qualifying Offers of employment to all employees of Seller who are covered by the Hawaii Teamsters and Allied Workers Union Local 996 collective bargaining agreement with Seller (the "CBA") and are employed in positions relating to the Business (collectively, "Union Employees"). Each such person who becomes employed by Buyer pursuant to this section shall be referred to herein as a "Transferred Union Employee".

     (b) On a date reasonably prior to the Closing Date, Buyer shall give Qualifying Offers of employment to all salaried employees of Seller who are employed in positions relating to the Business (collectively, "Non-Union
Employees"). Each such person who becomes employed by Buyer pursuant to this section shall be referred to herein as a "Transferred Non-Union Employee."

     (c) All offers of employment made by Buyer pursuant to Sections 6.12(a) and
(b) shall be made in accordance with all applicable laws and regulations, and for Union Employees, in accordance with the CBA, shall remain open for a period of ten (10) working days, and shall specify that employment by Buyer shall commence on the Closing Date. Any such offer which is accepted within such ten
(10) working day period shall thereafter be irrevocable, except for good cause, until the earlier of the Closing Date or the termination of this Agreement pursuant to its terms. Following acceptance of such offers, Buyer shall provide written notice thereof to Seller and Seller shall provide Buyer with access to the files and records of employees accepting such offers, to the extent permitted by contract, the CBA and/or applicable law.

     (d)  The  following   shall  be  applicable  with  respect  to  Transferred
Employees:

     (i) From and after the Closing Date, Transferred Employees shall accrue no additional benefits under any employee benefit plan, policy, program or arrangement of Seller or its Affiliates.

     (ii) For such Transferred Union Employees, Buyer shall recognize the HTAWU as the exclusive collective bargaining representative and shall assume the terms and conditions of the CBA, to the extent applicable to such Transferred Union Employees, until the expiration of said agreement, and will further comply with all applicable legal obligations with respect to collective bargaining under federal labor law thereafter.

     (iii) As of the Closing Date, Buyer shall include each Transferred Non-Union Employee in a benefit package providing benefits (including a cash incentive compensation plan) that are in the aggregate substantially similar to those provided by Seller to such Transferred Employees as of the Closing Date, and shall cause Transferred Union Employees to be provided with benefits that are consistent with the terms of the CBA or are otherwise acceptable to the applicable union. The commitments under this paragraph shall require the following:

          (A) Buyer shall take all action necessary and appropriate to ensure that, as of the Closing Date, Buyer maintains medical, health, dental, flexible spending account, accident, life, short-term disability, long-term disability and other employee welfare benefit plans for the benefit of Transferred Non-Union Employees that are substantially similar to those benefits provided by Seller under the corresponding non-union welfare benefit plans maintained by the Seller as in effect as of the Closing Date.

          (B) With respect to health care plans, Buyer agrees to waive or to cause the waiver of all limitations as to pre-existing conditions and actively-at-work exclusions and waiting periods for such employees, except that Buyer may require the employee or his/her dependents who, on the Closing Date, is then in the process of satisfying any similar exclusion or waiting period under the Seller health care plans to satisfy fully the balance of the applicable time period for such exclusion or waiting period under the applicable Buyer plan. With respect to the calendar year in which the Closing Date occurs, all health care expenses incurred by any such employees and/or any eligible dependent thereof, including without limitation any alternate recipient pursuant to qualified medical child support orders, in the portion of the calendar year preceding the Closing Date that were qualified to be taken into account for purposes of satisfying any deductible or out-of-pocket limit under any Seller health care plans shall be taken into account for purposes of satisfying any deductible or out-of-pocket limit under the health care plan of Buyer for such calendar year.

          (C) With respect to service and seniority, Buyer shall recognize each such employee's service and seniority with Seller and any affiliate of Seller for all non-pension purposes, including the determination of eligibility and extent of service or seniority-related welfare benefits such as vacation and sick pay benefits. From and after the Closing Date, Buyer shall provide to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of the Closing reduced by the number of vacation days for the year of the Closing that such Transferred Employee has taken before the Closing Date.

          (D) As of the Closing Date, Buyer shall assume the Pension Plan for Classified Employees of GASCO, Inc. (the "Classified Plan") and continue to accrue benefits thereunder pursuant to the terms of any applicable collective bargaining agreement. Thereafter, Seller shall have no obligation or liability (contingent or otherwise) to provide pension benefits to any participant in the Classified Plan. Buyer and Seller shall cooperate in causing such steps to be taken as may be necessary to effect the provisions of this Section 6.12(d)(iii)(D), including without limitation the transfer of the Classified Plan's assets currently held in a master trust to a separate trust of which Buyer is the grantor.

          (E) The Citizens Pension Plan ("Seller's Pension Plan") shall retain all liabilities and assets for pension benefits accrued by Transferred Non-Union Employees through the day immediately preceding the Closing Date, and Seller shall cause all such accrued benefits to become fully vested as of the Closing Date. Seller shall, within 90 days following the Closing Date, notify Transferred Non-Union Employees who are entitled to deferred vested benefits under Seller's Pension Plan of the amount of such benefits.

          (F) On and after the Closing Date, Buyer shall perform all obligations imposed on the employer by Articles 26 and 27 of the collective bargaining agreement between Seller and Hawaii Teamsters and Allied Workers Union, Local 996 with respect to the provision of health care and group life insurance coverage for Transferred Union Employees and retired union employees of the Business.

          (G) Buyer shall assume all liabilities, obligations and responsibilities with respect to providing post-retirement life insurance benefits ("Post-Retirement Life Insurance Benefits") to (i) non-union retirees of the Business as of the Closing Date (the "Current Retirees") and (ii) Transferred Non-Union Employees who as of the Closing Date have satisfied the age and service eligibility requirements for Post-Retirement Life Insurance Benefits under the applicable Seller plans (the "Grandfathered Active Employees" and, together with the Current Retirees, the "Grandfathered Individuals"). The Grandfathered Individuals are listed in Schedule 6.12(d)(iii)(G). Buyer shall continue to provide to the Current Retirees Post-Retirement Life Insurance Benefits that are comparable to those Post-Retirement Life Insurance Benefits provided to such Current Retirees immediately prior to the Closing Date, under cost-sharing structures that are at least as favorable as the cost-sharing structures in effect for and available to the Current Retirees immediately prior to the Closing Date. Buyer shall provide to the Grandfathered Active Employees Post-Retirement Life Insurance Benefits that are comparable to those Post-Retirement Life Insurance Benefits provided to such Grandfathered Active Employees immediately prior to the Closing Date, commencing at the time such Grandfathered Active Employees retire.

          (H) With respect to the Seller's 401(k) Savings Plan (the "Savings Plan"), Seller shall vest Transferred Employees in their Savings Plan account balances as of the Closing Date. Seller hereby represents to Buyer that the Savings Plan is intended to be qualified within the meaning of
     Section 401 of the Code. Buyer shall take all actions necessary to ensure that, as of the Closing Date, it includes all Transferred Employees in a qualified 401(k) plan ("Buyer's 401(k) Plan") providing for matching contributions (if any) at least equivalent in value to those provided to the Transferred Employee under the Savings Plan immediately prior to the Closing Date. Buyer shall take all actions necessary to cause Buyer's 401(k) Plan (x) to recognize the service that the Transferred Employees had in the Savings Plan for purposes of determining such Transferred Employees' eligibility to participate, vesting, attainment of retirement dates, contribution levels, and, if applicable, eligibility for optional forms of benefit payments, and (y) to accept direct-rollover transfers of Transferred Employees' account balances in the Savings Plan, including transfers of loan balances and related promissory notes, provided that such loans would not be treated as taxable distributions at any time prior to such transfer.

          (I) Within sixty (60) days after the Closing Date, Seller shall transfer to Buyer's flexible benefits plan any balances standing to the credit of Transferred Employees under Seller's flexible benefits plan as of the day immediately preceding the Closing Date. As soon as practicable after the Closing Date, Seller shall provide to Buyer a list of those Transferred Employees that have participated in the health or dependent care reimbursement accounts of Seller, together with their elections made prior to the Closing Date with respect to such account, and balances standing to their credit as of the day immediately preceding the Closing Date.

     (e) With respect to severance benefits, Buyer shall provide to any Transferred Non-Union Employee who is terminated by Buyer (other than for cause) prior to the date which is one year following the Closing Date, severance benefits at the level set forth in a schedule provided to Buyer prior to the date hereof. Any employee provided severance benefits under this section may be required to execute a release of claims against Seller and Buyer, in such form as Buyer shall prescribe, as a condition for the receipt of such benefits.

     (f) Each Transferred Non-Union Employee who is initially assigned, or assigned within twelve (12) months of the Closing Date, by Buyer to a principal place of work that requires such employee to relocate his residence will be reimbursed by Buyer for all relocation expenses in accordance with the relocation benefits plans set forth in a schedule provided to Buyer prior to the date hereof. For purposes of the foregoing a required relocation of residence shall include a change in the principal place of work that is more than 30 miles farther from such employee's principal place of work immediately prior to the Closing Date and requires an average commute from his current residence of at least one hour in each direction.

     (g) Seller shall be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations for the notification of its employees of any "employment loss" within the meaning of the WARN Act which occurs on or prior to the Closing Date. Seller shall give all notices required to be given by Seller under Chapter 394B, Hawaii Revised Statutes, as amended.

     (h) Buyer shall not be responsible for, but Seller shall be responsible for, extending COBRA Continuation Coverage to any employees and former employees of Seller, or to any qualified beneficiaries of such employees and former employees, who become or became entitled to COBRA Continuation Coverage on or before the Closing Date, including those for whom the Closing Date occurs during their COBRA election period.

     (i) Seller or its Affiliates shall pay or cause to be paid to all Transferred Employees, all compensation (excluding vacation pay), workers' compensation or other employment benefits to which they are entitled under the terms of the applicable compensation or Seller benefit plans or programs as of the Closing Date. Buyer shall pay to each Transferred Employee all unpaid salary or other compensation or employment benefits which have accrued to such employees following the Closing Date, at such times as provided under the terms of the applicable compensation or benefit programs. Notwithstanding the foregoing, Seller and Buyer shall pro-rate the obligation to pay any bonuses declared by Seller on or after the Closing Date (but prior to March 1 of the calendar year following the year in which the Closing Date occurs) that would have been payable to the Transferred Employees had the Transferred Employees remained employed by Seller or its Affiliates throughout the calendar year in which the Closing Date occurs, in accordance with the provisions of the cash incentive compensation plan of Seller under which such bonus would have been paid. Buyer shall be obligated to pay that portion of each such bonus determined by multiplying the amount of such bonus by a fraction, the numerator of which is the number of days from and after the Closing Date through the end of the calendar year in which the Closing Date occurs, and the denominator of which is 365.

     (j) Seller shall be responsible for maintaining workers' compensation coverage for all Union Employees and Non-Union Employees for claims relating to occurrences prior to the Closing Date.

     (k) Individuals who are otherwise Union Employees or Non-Union Employees but who on any date are not actively at work due to a leave of absence covered by the Family and Medical Leave Act (FMLA), or due to any other authorized leave of absence, including, without limitation, short-term disability, or who are on long-term disability, shall nevertheless be treated as "Union Employees" or as "Non-Union Employees", as the case may be, on such date if they are able (i) to return to work within the protected period under the FMLA or such other leave (which in any event shall not extend more than twelve (12) weeks after the Closing Date), whichever is applicable, and (ii) to perform the essential functions of their job, with or without a reasonable accommodation.

     (l) Buyer shall be responsible, with respect to the Business, for performing and discharging all requirements under the WARN Act and under applicable state and local laws and regulations (including Chapter 394B, Hawaii Revised Statutes, as amended) for the notification of its employees of any "employment loss" within the meaning of the WARN Act or as required by Hawaii law which occurs following the Closing Date.

     (m) Buyer is responsible for extending and continuing to extend COBRA Continuation Coverage to all Transferred Employees, and qualified beneficiaries of such employees who become entitled to such COBRA Continuation Coverage following the Closing Date.

     (n) The provisions of this Section 6.12 shall not be construed as being for the benefit for any person other than the Parties hereto, and shall not be enforceable by persons other than such Parties (including, without limitations, the Transferred Employees).

     6.13 Risk of Loss.

     (a) From the date hereof through the Closing Date, all risk of loss or damage to the assets included in the Assets shall be borne by Seller, other than loss or damage caused by the acts or negligence of Buyer or any Buyer Representative, which loss or damage shall be the responsibility of Buyer.

     (b) If, before the Closing Date, all or any portion of the Assets are taken by eminent domain, municipalization or condemnation or are the subject of a pending taking which has not been consummated, (such event being called, in either case, a "Taking"), then Seller shall notify Buyer promptly in writing of such Taking.

     (i) If such Taking relates to Assets of Seller having an aggregate net book value in excess of $10,000,000, then such Taking shall be a "Material Taking." Upon a Material Taking, Seller and Buyer shall negotiate to settle the loss, if any, resulting from such Material Taking (and such negotiation shall include, without limitation, the negotiation of a fair and equitable reduction in the Base Purchase Price to offset such loss, if any, based on consideration of all relevant circumstances). If Seller and Buyer shall fail to agree to settle the loss, if any, resulting from said Material Taking, said Material Taking shall be conclusively deemed to be an Asset Material Adverse Effect.

     (ii) If such Taking is not a Material Taking, then (A) Buyer may elect to, in the name of Seller, negotiate for, claim, contest and receive the portion of the award properly allocable to those Assets that are the subject of the Taking,
(B) to the extent the Taking shall have been consummated prior to the Closing, Seller shall be relieved of its obligation to convey to Buyer those Assets that were the subject of the Taking, (C) at the Closing, Seller will assign to Buyer all of its rights to damages payable as a result of the Taking, and will pay to Buyer all damages previously paid to it in connection with the Taking, in each case to the extent properly allocable to those Assets that are the subject of the Taking, and (D) following the Closing, Seller will give to Buyer any further assurances of such rights and assignment with respect to the Taking as Buyer reasonably may request from time to time.

     (c) (i) If any casualty loss or damage to the Assets shall occur before the Closing Date, then the Base Purchase Price shall be reduced, to the extent such loss or damage is not remedied prior to the Closing Date, by an amount mutually acceptable to the Parties, which amount shall be equal to the estimated out-of-pocket costs and expenses which Buyer reasonably can be expected to incur to repair or replace, in accordance with Good Utility Practices, such lost or damaged Assets after Closing. If the actual out-of-pocket costs and expenses which Buyer reasonably incurred to repair or replace, in accordance with Good Utility Practices, such lost or damaged Assets exceeds such estimated amount, Seller shall reimburse Buyer for such excess costs. If the Parties do not agree to an adjustment to the Base Purchase Price in respect of the casualty loss, then the Closing shall be postponed for such period of time (not to exceed six
(6) months), and Seller shall repair or replace the lost or damaged Assets in accordance with Good Utility Practices and Buyer or its Representatives will have the right to inspect and observe and approve, all repairs or replacements made by Seller to remedy such casualty loss.

     (ii) Notwithstanding anything to the contrary in Section 6.13(c)(i) above, if Seller shall have failed to remedy, cure or otherwise reverse by the Closing Date any casualty loss or damage to the Assets such that the estimated out-of-pocket costs and expenses that Buyer reasonably can be expected to incur to repair or replace such lost or damaged Assets exceeds $10,000,000, such loss or damage shall be conclusively deemed to be an Asset Material Adverse Effect.

     6.14 Tax Exempt Financing

     (a) Seller represents that:

     (i) The Exempt Facilities have been financed, in whole or in part, with the proceeds of the issuance and sale by the Department of Budget and Finance of the State of Hawaii of private activity bonds the interest on which, with certain exceptions, is excluded from gross income for purposes of Federal income taxation (such bonds, as currently outstanding, the "Revenue Bonds"); and Seller is the economic obligor in respect of such Revenue Bonds;

     (ii) The Revenue Bonds are described in Schedule 6.14(a);

     (iii) The basis for the exclusion of interest on the Revenue Bonds from gross income for Federal income tax purposes is the use of the Exempt Facilities for "the local furnishing of electric energy or gas" under Sections 142(a)(8) and 142(f) of the Code and the applicable Treasury Regulations (the "Regulations") thereunder;

     (iv) The use of the Exempt Facilities for a purpose other than a qualifying purpose indicated in subsection (iii) above could impair (A) such exclusion from gross income of the interest on the Revenue Bonds, possibly with retroactive effect, unless appropriate remedial action were taken (which could include prompt defeasance or redemption of the Revenue Bonds) and/or (B) the deductibility of payments by Seller or Buyer of interest based on the restrictions in Section 150(b) of the Code;

     (v) After August 20, 1996, at least the following bonds exempt from tax under Section 103 of the Code and in whole or in part described in Section 142(a)(8) of the Code have been issued with respect to facilities of Seller for the "local furnishing of electric energy or gas": $19,600,000 Department of Budget and Finance of the State of Hawaii Special Purpose Revenue Bonds (The Gas Company Project) Series 2000; and

     (vi) Any breach by Buyer of its obligations under this Section 6.14 could result in the incurrence by Seller of additional costs and expenses with respect to the Revenue Bonds, including, without limitation, increased interest costs, loss of the interest deduction for tax purposes and transaction costs relating to any refinancing, redemption and/or defeasance of all or part of the Revenue Bonds (cumulatively, the "Tax Impact").

     (b) Buyer agrees that Buyer will indemnify Seller for costs incurred by Seller in respect of any Tax Impact that would not have arisen but for Buyer's breach of its obligations under Section 6.14(c) (except as excused elsewhere in this Section 6.14).

     (c) Buyer represents that it has not made an election pursuant to Section 142(f)(4)(B) of the Code to terminate tax exempt bond financing by Buyer of facilities described by Section 142(a)(8) of the Code. So long as any Revenue Bonds remain outstanding with respect to Exempt Facilities in any county, Buyer agrees that it shall not (I) use, or take any deliberate act to permit the use of, or fail to take any act within its control that would prevent the use of, the Exempt Facilities within that county for any purpose or in any manner other than as shall be consistent with the Exempt Facility Operating Protocol (as such Exempt Facility Operating Protocol may have been updated, amended or corrected by Seller for the purpose of its accuracy on or before the Closing Date; provided that such changes do not materially impact Buyer's operation of the Assets) delivered by Seller to Buyer on or before the date of this Agreement, or
(II) make an election pursuant to Section 142(f)(4)(B) of the Code to terminate tax exempt bond financing by Buyer of facilities described by Section 142(a)(8) of the Code, unless in either case Buyer:

     (i) has obtained at its own expense an opinion addressed to Seller of nationally recognized bond counsel reasonably acceptable to Seller ("Bond Counsel") that such use will not impair (x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes and
(y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code; or

     (ii) has provided written notice to Seller of any election, act or failure to act not later than 45 days after the effective date of such action ("Sufficient Notice"). (Reference is made to Schedule 6.14(a) for the optional redemption provisions applicable to the Revenue Bonds.)

     (d) Notwithstanding any other provision of this Agreement, it is expressly understood and agreed that the provisions of Section 6.14(c) shall not prohibit Buyer from (and Buyer shall incur no liability to Seller for or in connection with Buyer) suspending the operation of the Exempt Facilities (in whole or in part) on a temporary basis, or from terminating the operation of the Exempt Facilities (in whole or in part) on a permanent basis and shutting down, retiring, abandoning and/or decommissioning the Exempt Facilities (in whole or in part); provided, however, that if the Exempt Facilities, in whole or in part, are dismantled and sold, including any sale for scrap, at any time when any Revenue Bonds remain outstanding, then the proceeds of such sale of Exempt Facilities shall within six months from the date of sale be expended to acquire replacement property to be used as described in the Exempt Facility Operating Protocol, unless (I) Buyer has obtained at its own expense an opinion addressed to Seller of Bond Counsel that the failure to take this action will not impair
(x) the exclusion from gross income of the interest on any issue of Revenue Bonds for Federal income tax purposes and (y) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code;
(II) the  proceeds of such sales are less than  $50,000 in a calendar  year;  or
(III) Buyer has provided Sufficient Notice of such action to Seller.


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

     (e) Buyer agrees that it shall not issue, or have issued on its behalf, any tax-exempt bonds to finance or refinance its acquisition of the Exempt Facilities, provided that it is expressly understood and agreed that this clause
(e) shall not prohibit Buyer's use of tax-exempt bonds to finance or refinance any improvement to the Exempt Facilities made after the date of acquisition or to any assets other than the Exempt Facilities.

     (f) Buyer agrees to provide prompt written notice to Seller of any condemnation of, or casualty loss with respect to, the Exempt Facilities, in whole or in substantial part, to cooperate in good faith with Seller in Seller's efforts to ascertain the consequences of any such eminent domain proceeding or casualty loss for the (A) exclusion of interest on the Revenue Bonds from gross income for Federal income tax purposes and (B) the deductibility of Seller's payments of interest based on the restrictions in Section 150(b) of the Code.

     (g) Seller hereby represents that it has performed all duties and obligations of "Company" under the documents relating to the Revenue Bonds, that the representations and warranties under the documents relating to the Revenue Bonds remain true and correct, and that there has been no breach of any covenant or agreement by Seller under the documents relating to the Revenue Bonds. Seller hereby covenants that, until all of the Revenue Bonds have been paid upon the stated maturity thereof or have been redeemed in advance of the stated maturity date, Seller will perform all duties and obligations of "Company" under the documents relating to the Revenue Bonds, that Seller's representations and warranties under such documents will remain true and correct and that Seller will not breach any covenant or agreement of Seller under such documents; provided that Seller's covenant in this sentence shall not extend to any such duties, obligations, representations, warrantees, covenants or agreements the necessary predicate for which is Seller's actual ownership, possession or control of the Exempt Facilities from and after the Closing Date. Seller acknowledges and agrees that although Seller from and after the Closing Date will not own, possess or control the Exempt Facilities, Seller shall remain primarily obligated under the documents relating to the Revenue Bonds and, as between itself and each issuer of the Revenue Bonds, shall remain subject to each of Seller's representations, warranties, covenants and agreements thereunder. Buyer shall have no liability under this Section 6.14 unless interest on the Revenue Bonds would be excluded from gross income for Federal income tax purposes absent an act or failure to act by Buyer in contravention of the terms of Section 6.14(c).


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

     (h) In any case  where  Buyer has  provided  notice to  Seller  under  this
Section 6.14, Buyer agrees that it will join and cooperate with Seller with respect to any request by Seller to the Internal Revenue Service to obtain a private letter ruling regarding any Tax Impacts of the act or failure to act by Buyer that prompted such notice. Seller will join and cooperate with Buyer with respect to any request by Buyer to the Internal Revenue Service to obtain a private letter ruling regarding any Tax Impacts. The Party seeking the private letter ruling shall bear all costs of the filing, legal and related out-of-pocket expenses incurred in the course of such request.

     (i) Seller agrees that it has sole responsibility to make any required payments of principal and interest on the Revenue Bonds and that Buyer has no responsibility to make such payments. Seller agrees that it will indemnify, protect, defend and hold harmless Buyer from and against any claim that Buyer owes any payment of principal or interest on the Revenue Bonds. Seller agrees that Buyer shall retain any payments with respect to any casualty event or any condemnation of the Exempt Facilities and that, except as Buyer has otherwise agreed under Section 6.14(c), Buyer shall not be restricted in its use of any such proceeds.

     (j) If Buyer shall sell, exchange, transfer or otherwise dispose of the Exempt Facilities in whole or substantial part (aggregate price of $500,000 or more in a calendar year) to one or more third parties, Buyer shall cause to be included in the documentation relating to such transaction covenants and agreements on the part of such third party substantially identical to those on the part of Buyer contained in this Section 6.14, and effective upon the consummation of such disposition Buyer shall have no further obligations under this Section 6.14 with respect to the Exempt Facilities which have been so disposed.

     (k) The covenants and agreements on the part of Buyer and Seller contained in this Section 6.14 shall continue in effect so long as any of the Revenue Bonds shall remain outstanding. Seller shall notify Buyer promptly when there shall be no Revenue Bonds outstanding.

     (l) Buyer acknowledges and agrees that Seller's bond counsel may rely on Buyer's representations, warranties and covenants as hereinabove provided for the purpose of rendering a legal opinion or opinions, as required by the Indenture of Trust, the Loan Agreement and the Tax Regulatory Agreement relating to the Revenue Bonds ("IDRB Documents") as a precondition to the sale by Seller of such Exempt Facilities, to the effect that the sale of such Exempt Facilities will not result in (I) the inclusion of the interest on the Revenue Bonds in the gross income of the recipient for purposes of Federal income taxation, and (II) disallowance of interest expense to Seller under Section 150(b) of the Code. Seller acknowledges and agrees that Buyer shall be an addressee of the above-described opinion letters of Seller's bond counsel or shall receive a reliance letter from Seller's bond counsel authorizing Buyer to rely on such opinion letters.

     (m) Nothing in this Agreement is intended to nor shall it be interpreted as
(i) an assignment to, and assumption by, Buyer of any of the IDRB Documents,  or
(ii) as an undertaking or agreement by Buyer to assume, guarantee or pay any of Seller's loan or other payment obligations pursuant to the IDRB Documents. Other than as stated in this Section 6.14, Buyer shall have no liability in respect of the Revenue Bonds.


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

     (n) Each of Buyer and Seller shall use its Commercially Reasonable Efforts, and shall cooperate with the other Party in the other Party's efforts, to obtain all consents, bond counsel opinions and IRS rulings as may be required under the IDRB Documents and the Code to enable Seller, at its option, to defease, prepay, redeem or retain until the stated maturity date the IDRB Indebtedness and to sell the Assets to Buyer without the result that the interest on the Revenue Bonds will be included in the gross income of the recipient for purposes of Federal income taxation; provided, however, that Buyer shall have no obligation in respect of its ownership or operation of the Exempt Facilities (including but not limited to rates imposed by Buyer in respect of utility service provided by the Exempt Facilities or by any other facilities of Buyer or affiliates of Buyer) other than to comply with the Exempt Facility Operating Protocol.

     6.15 Seller Guarantees and Surety Instruments. Buyer shall use Commercially Reasonable Efforts to assist Seller in obtaining full and complete releases of the guarantees, letters of credit, bonds and other surety instruments listed in
Schedule 6.15. In this connection, Buyer agrees to provide a guaranty, letter of credit, bond or other surety instrument at Closing to replace those listed in
Schedule 6.15.

     6.16  Citizens and Gasco Marks.

     (a) Buyer acknowledges and agrees with Seller that Seller has the absolute and exclusive proprietary right to the Citizens Marks, all rights to which and the goodwill represented thereby and pertaining thereto are being retained by Seller. Within ninety (90) days after the Closing Date, Buyer shall cease using any Citizens Mark and shall remove from the Assets any and all Citizens Marks. Thereafter, Buyer shall not use any Citizens Mark in connection with the sale of any products or services or otherwise in the conduct of the businesses. In the event that Buyer breaches this Section 6.16(a), Seller shall be entitled to specific performance and to injunctive relief against further violations, as well as any other remedies at law or in equity available to Seller.

     (b) The parties acknowledge and agree that the Assets include the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and corporate symbols and logos incorporating "The Gas Company," "TGC," or "Honolulu Gas Equipment Company" (collectively, the "Gasco Marks"). All rights to the Gasco Marks and the goodwill represented thereby and pertaining thereto shall be assigned and transferred to Buyer at Closing. After the Closing Date, neither Seller nor any of its Affiliates shall use any of the Gasco Marks in any corporate name or in connection with the sale of any products or services or otherwise in the operation of any business. This Section 6.16(b) shall not be construed to prohibit Seller from using the name "Gasco" or "The Gas Company" in connection with the filing of any Tax Returns for periods prior to the Closing Date or the filing of any other documents required by any Governmental Body.

     6.17 Title Commitments. Prior to Closing, Seller shall cooperate with Buyer and use Commercially Reasonable Efforts to assist Buyer if Buyer desires to obtain American Land Title Association ("ALTA") title insurance commitments (collectively, the "Title Commitments," and each a "Title Commitment"), in final form, from one or more title insurance companies (collectively, the "Title Company"), committing the Title Company (subject only to the satisfaction of any industry standard requirements contained in the Title Commitment) to issue ALTA (or its local equivalent) form of title insurance policies in an amount acceptable to the Buyer and the Title Company insuring good, valid, indefeasible fee simple title to the Real Property in Buyer, in all cases, at Buyer's sole expense and in the respective amounts that Buyer requests prior to Closing, subject to no Encumbrances or other exceptions to title other than Permitted Encumbrances (collectively the "Title Policies"). On or prior to the Closing Date, Seller shall execute and deliver, or cause to be executed and delivered, to the Title Company, at no cost to Seller, any customary affidavits, standard gap indemnities, evidence of corporate existence and authority, and similar documents reasonably requested by the Title Company in connection with the issuance of the Title Commitments or the Title Policies; provided that such efforts and Buyer's request for Title Policies or Title Commitments shall, in no event, result in any delay in the consummation of the transactions contemplated by this Agreement, except to the extent caused by or resulting from Seller's breach of this Agreement; and provided further, that nothing in this Section
6.17 shall obligate Seller to execute or deliver any document that affects, in a manner adverse to Seller, Seller's liability to Buyer as expressed herein and in the Special Warranty Deed.


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

     6.18 Post-Execution Delivery of Schedules. By March 31, 2003, Seller shall deliver to Buyer a schedule, to be identified as Schedule 6.18, which sets forth all of the following identified by Seller after reasonable investigation (i) all Permits, (ii) all material items of Tangible Personal Property (other than Inventories), (iii) quantities of Inventories recorded in Seller's books and records for the Business as of the last day of the month preceding the date of this Agreement, together with the net book values of such Inventories as of such date, (iv) all Easements held by Seller in connection with the Business, and (v) all line extension agreements and similar construction arrangements. Schedule
6.18 will also (x) designate those Permits that require the consent of the respective Governmental Authority to transfer and those that purport to be non-transferable and (y) describe the current status of each such Permit.

     6.19 Transition Plan. Within 30 days after the execution date of this Agreement, Buyer shall deliver to Seller a list of its proposed representatives to a joint transition team, which shall include individuals with expertise from various functional specialties associated or involved in providing billing, payroll and other support services provided to the Business by any automated or manual process using facilities or employees that are not included among the Assets or Transferred Employees. Seller will add its representatives to such team within 15 days after receipt of Buyer's list. Such team will be responsible for preparing as soon as reasonably practicable after the execution date of this Agreement and at least 60 days prior to the Closing Date, and timely implementing, a transition plan which will identify and describe substantially all of the various transition activities that the parties will cause to occur before and after the Closing and any other transfer of control matters that any party reasonably believes should be addressed in such transition plan. If requested by either party, the terms and conditions governing such transition activities will be more fully set forth in a Transition Agreement reasonably satisfactory to the parties. Buyer and Seller shall use their Commercially Reasonable Efforts to cause their Representatives on such transition team to cooperate in good faith and take all reasonable steps necessary to develop a mutually acceptable transition plan by no later than 120 days after the date of this Agreement.

     6.20 Certain Transactions. Buyer shall not, and shall not permit any of its Affiliates to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.


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

                                  ARTICLE VII

                                   CONDITIONS

     7.1 Conditions to Obligations of Buyer. The obligation of Buyer to effect purchase of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions, or waiver thereof, by Buyer at or prior to the Closing Date:

     (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Assets contemplated hereby shall have expired or been terminated;

     (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each Party agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority prohibiting the consummation of the sale of the Assets;

     (c) Buyer shall have received all of Buyer's Required Regulatory Approvals by Final Order, and such Required Regulatory Approvals shall not contain terms and conditions that would result in a Regulatory Material Adverse Effect for Buyer or an Asset Material Adverse Effect;

     (d) Seller shall have received all of Seller's Required Regulatory Approvals by Final Order, and such Required Regulatory Approvals shall not contain terms and conditions that would result in a Regulatory Material Adverse Effect for Buyer or an Asset Material Adverse Effect;

     (e) Seller shall have performed and complied with each of its covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date except where the failure to so perform or comply, when taken in the aggregate, would not have a Buyer Material Adverse Effect or an Asset Material Adverse Effect;


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

     (f) The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except (i) subject to Section 6.11, to the extent due to changes expressly permitted by this Agreement or otherwise in writing by Buyer,
(ii) that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct as of, or in respect of, such date or period and (iii) to the extent that any failure of such representations and warranties to be true and correct as aforesaid when taken in the aggregate would not have a Buyer Material Adverse Effect or an Asset Material Adverse Effect;

     (g) No Asset Material Adverse Effect shall have occurred and be continuing;

     (h) Seller shall have delivered, caused to be delivered, or be standing ready to deliver, to Buyer at the Closing, Seller's closing deliveries described in Section 3.5; and

     (i) Buyer shall have received consents of third parties required for the assignment to Buyer of the Assigned Agreements described in a schedule delivered by Buyer to Seller prior to the execution of this Agreement and entitled, "Third Party Consent Required for Closing," and such consents shall be in form and substance reasonably acceptable to Buyer, it being understood and agreed that no such third party consent shall be unacceptable to Buyer because it requires commercially reasonably security arrangements for Buyer's payment obligations.

     7.2 Conditions to Obligations of Seller. The obligations of Seller to effect the sale of the Assets and the other transactions contemplated by this Agreement shall be subject to the fulfillment of the following conditions, or the waiver thereof, by Seller at or prior to the Closing Date:

     (a) The waiting period under the HSR Act applicable to the consummation of the sale of the Assets contemplated hereby shall have expired or been terminated;

     (b) No preliminary or permanent injunction or other order or decree by any Governmental Authority which prevents the consummation of the sale of the Assets contemplated herein shall have been issued and remain in effect (each of Seller and Buyer agreeing to use its reasonable best efforts to have any such injunction, order or decree lifted) and no statute, rule or regulation shall have been enacted by any state or federal government or Governmental Authority in the United States prohibiting the consummation of the sale of the Assets;

     (c) Seller shall have received all of Seller's Required Regulatory Approvals by Final Order, and such Required Regulatory Approvals shall not contain terms and conditions that would have an Asset Material Adverse Effect or a Seller Material Adverse Effect;

     (d) Seller shall have received any consents of third parties required for the assignment to Buyer of any of the Assigned Agreements other than consents that, if not obtained, would not have a Seller Material Adverse Effect;

     (e) Buyer shall have performed and complied with each of its covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer on or prior to the Closing Date except where the failure to so perform or comply, when taken in the aggregate, would not have a Seller Material Adverse Effect;

     (f) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the Closing Date as though made at and as of the Closing Date, except (i) subject to Section 6.11, to the extent due to changes expressly permitted by this Agreement or otherwise in writing by Seller, (ii) that representations and warranties made as of, or in respect of, only a specified date or period shall be true and correct as of, or in respect of, such date or period and (iii) to the extent that any failure of such representations and warranties to be true and correct as aforesaid when taken in the aggregate would not have a Seller Material Adverse Effect;

     (g) Buyer shall have assumed, as set forth in and subject to Section 6.12, all of the applicable obligations under the CBA;

     (h) Buyer shall have delivered, caused to be delivered or standing ready to deliver, to Seller at the Closing, Buyer's closing deliveries described in
Section 3.6; and

     (i) Seller shall have received an opinion letter from Seller's Bond Counsel, dated the Closing Date, substantially in the form attached hereto as Exhibit E.

                                 ARTICLE VIII

                          POST-CLOSING INDEMNIFICATION

     8.1  Indemnification  of Seller by Buyer.  After  Closing,  and  subject to
Section 8.3, Buyer shall indemnify, defend and hold harmless Seller, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Seller Indemnitee") from and against any and all Losses asserted against or paid or incurred by any Seller Indemnitee (each, a "Seller Indemnifiable Loss") in any way relating to, resulting from or arising out of or in connection with
(i) any breach by Buyer of any covenant or agreement of Buyer contained in this Agreement or any failure or inaccuracy of any representation or warranty of Buyer contained in this Agreement, (ii) the Assumed Liabilities, (iii) any loss or damages resulting from or arising solely out of any Inspection of the Assets, and (iv) any Third Party Claims against a Seller Indemnitee to the extent arising out of or in connection with Buyer's ownership or operation of the Assets on or after the Closing Date.

     8.2  Indemnification  of Buyer by Seller.  After  Closing,  and  subject to
Section 8.3, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, employees, shareholders, Affiliates and agents (each, a "Buyer Indemnitee") from and against any and all Losses asserted against or paid or incurred by any Buyer Indemnitee (each, a "Buyer Indemnifiable Loss") in any way relating to, resulting from or arising out of or in connection with (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement or failure or inaccuracy of any representation or warranty of Seller contained in this Agreement, (ii) the Excluded Liabilities, (iii) noncompliance by Seller with any bulk sales or transfer laws as provided in Section 10.12, and
(iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller's ownership or operation of the Excluded Assets on or after the Closing Date.


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

     8.3  Certain Limitations on Indemnification.

     (a) Notwithstanding anything to the contrary contained herein:

     (i) any Indemnitee shall use Commercially Reasonable Efforts to mitigate all Losses relating to a claim under these indemnification provisions, including availing itself of any defenses, limitations, rights of contribution, claims against third persons and other rights at law or equity. The Indemnitee's Commercially Reasonable Efforts shall include the reasonable expenditure of money to mitigate or otherwise reduce or eliminate any Loss for which indemnification would otherwise be due, and the Indemnifying Party shall reimburse the Indemnitee for the Indemnitee's reasonable expenditures in undertaking the mitigation; and

     (ii) any indemnifiable Loss shall be net of the dollar amount of any insurance or other proceeds actually received by the Indemnitee or any of its Affiliates with respect to the indemnifiable Loss. Any Party seeking indemnity hereunder shall use Commercially Reasonable Efforts to seek coverage (including both costs of defense and indemnity) under applicable insurance policies with respect to any such indemnifiable Loss.

     (b) Except as otherwise provided in this Section 8.3(b), the representations, warranties, covenants and agreements of the Parties set forth in this Agreement shall survive the Closing Date for a period of eighteen (18) months, and all representations, warranties, covenants and agreements of the Parties under this Agreement and the related indemnities granted in this Article VIII shall terminate at 5:00 p.m., local time in New York City, New York, on the day that is eighteen (18) months after the Closing Date; provided, however, that

     (i) Seller's representations and warranties set forth in Section 4.8 (Benefit Plans; ERISA) and Section 4.14 (Taxes) shall survive the Closing Date until the expiration of the statute of limitations applicable to such ERISA matters or applicable for each Tax and taxable year, as the case may be;

     (ii) Seller's indemnification obligation arising under Section 8.2(ii) relating to Excluded Liabilities (other than the Excluded Liabilities referred to in Sections 2.4(g) and 2.4(m), which are the subject of Section 8.3(b)(iii), and the Excluded Liabilities referred to in Sections 2.4(h), which are the subject of Section 8.3(b)(iv)) shall terminate and be extinguished on the day that is thirty-six (36) months after the Closing Date;

     (iii) Seller's indemnification obligations arising under Section 8.2(ii) and relating to the Excluded Liabilities referred to in Section 2.4(g) or in
Section 2.4(m) shall  terminate and be  extinguished on the day that is eighteen
(18) months after the Closing Date;


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

     (iv) Seller's indemnification obligations arising under Section 8.2(iv) or under Section 8.2(ii) and relating to the Excluded Liabilities referred to in
Section 2.4(h) relating to the Iwilei Property shall not terminate or be extinguished at any time and will survive Closing in perpetuity; and

     (v) Buyer's  indemnification  obligations  arising under Section 8.1(ii) or
Section 8.1(iv) shall not terminate or be extinguished at any time and will survive Closing in perpetuity.

Notwithstanding the foregoing clauses (ii) and (iii), if after the relevant date of termination and extinguishment, a Buyer Indemnitee successfully defends against a Third Party Claim relating to the Excluded Liabilities that are the subject of such clauses on the basis that the matter giving rise to such Third Party Claim was not an Assumed Liability, then Seller, regardless of when such Third Party Clause was asserted or resolved, promptly shall reimburse such Buyer Indemnitee for the reasonable attorneys' fees and reasonable disbursements paid by such Buyer Indemnitee in connection with such defense, but no other Losses with respect to such Third Party Claim or the matter giving rise to such Third Party Claim shall be indemnifiable by Seller. The expiration, termination or extinguishment of any representation, warranty, covenant or agreement shall not affect the Parties' obligations under Section 8.1 or 8.2 hereof if the Indemnitee provided the Indemnifying Party with proper notice of the claim or event for which indemnification is sought prior to such expiration, termination or extinguishment. Notwithstanding the foregoing provisions of this Section 8.3(b), the representations, warranties, covenants and agreements contained in Sections 3.3(e), 6.2(c), 6.3(d), 6.4(a), 6.10, 6.12, 6.14, 6.16, 8.3, 8.4, 8.5
and in Article X, will survive the Closing in accordance with their terms.

     (c) Notwithstanding anything to contrary in this Agreement, in no event shall Buyer indemnify Seller Indemnitees or Seller indemnify Buyer Indemnitees, or otherwise be liable in any way whatsoever to said Indemnitees, for any Losses otherwise subject to indemnification by the Indemnifying Party (determined after giving effect to the other provisions of this Section 8.3) until the Buyer Indemnitees or the Seller Indemnitees, as the case may be, have incurred otherwise indemnifiable Losses that in the aggregate exceed a deductible amount equal to $1,150,000 (the "Deductible"), after which Buyer or Seller, as the case may be, shall then be liable for all Losses in excess of the Deductible incurred by the Seller Indemnitees or the Buyer Indemnitees, as applicable. The limitations on indemnification set forth in this Section 8.3(c) shall not apply to any Losses asserted against or suffered by an Indemnitee in any way relating to, resulting from or arising out of or in connection with the failure of (i) the appropriate Party to make the payment required to be made by it in accordance with Section 3.3(d), (ii) Buyer to discharge Assumed Liabilities,
(iii) Seller to discharge Excluded Liabilities other than those specified in Sections 2.4(g) and 2.4(m), and (iv) Seller to make any payment to Buyer if and to the extent required by Section 6.10(b) or 6.13(c), and any such Losses also shall be disregarded when determining whether the Deductible has been exceeded. Losses incurred by Buyer in the performance or satisfaction of the Assumed Liabilities described in Section 2.3(f) shall be included when determining whether the Deductible has been exceeded.

     (d) Losses of a Buyer Indemnitee relating to a particular breach of Seller's representations and warranties or any performance, satisfaction or discharge of a particular Excluded Liability described in Section 2.4(g) shall not constitute indemnifiable Losses, and therefore shall not be applied towards the Deductible or be indemnifiable by Seller hereunder (and, as a consequence, shall constitute an Assumed Liability under Section 2.3(f) to the extent such Losses relate to a breach of Section 4.6 (Environmental Matters) or an Excluded Liability described in Section 2.4(g)), unless such Losses relating to such particular breach or Excluded Liability described in Section 2.4(g) exceed $50,000.


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

     (e) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller indemnify the Buyer Indemnitees or Buyer indemnify Seller Indemnitees, or be otherwise liable in any way whatsoever to said Indemnitees, for any Losses otherwise subject to indemnification by the Indemnifying Party (determined after giving effect to the other provisions of this Section 8.3) that in the aggregate exceed an amount equal to sixty-five percent (65%) of the Purchase Price; provided, however, that the limitation set forth in this Section 8.3(e) shall not apply to Losses of a Buyer Indemnitee relating to a breach by Seller of Section 6.14 (Revenue Bonds), and therefore such Losses shall be fully indemnifiable by Seller hereunder.

     (f) For purposes of this Article VIII only and except as provided below, the existence of a breach of a Party's representation or warranty in this Agreement and the calculation of Losses arising out of a Party's breach of a representation or warranty in this Agreement shall be determined without giving effect to any exception or qualification of such representation or warranty as to the Asset Material Adverse Effect of such breach or the Material Adverse Effect on any Person of such breach; provided that this Section 8.3(f) shall not apply to a breach of Seller's representations and warranties set forth in
Section 4.22 or Section 4.24. Notwithstanding the foregoing, the Parties acknowledge and agree that effect shall be given to any exception or qualification of any representation or warranty in this Agreement of either Party that is based on use of the term "materiality" or the phrase "in all material respects" and similar undefined terms and phrases.

     (g) Except to the extent  otherwise  provided in Section 3.3  (relating  to
adjustments  to  the  Base  Purchase  Price),   Section  6.10(b)   (relating  to
post-Closing reimbursements for Taxes), Section 6.13(c) (relating to post-Closing reimbursement of excess costs and expenses of repairing lost or damaged Assets), and Section 6.16 (relating to specific performance and injunctive relief with respect to Citizens Marks and Gasco Marks), after Closing the rights and remedies of Seller and Buyer under this Article VIII are exclusive and in lieu of any and all other rights and remedies which each of Seller and Buyer may have under this Agreement or otherwise for monetary relief, with respect to (i) all post-Closing claims relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby or thereby, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be. Notwithstanding any language contained in any Ancillary Agreement (including the Special Warranty Deed), the representations and warranties of Seller set forth in this Agreement will not be merged into any such Ancillary Agreement and the indemnification obligations of Seller, and the limitations on such obligations, set forth in this Agreement shall control. No provision set forth in any such Ancillary Agreement shall be deemed to enlarge, alter or amend the terms or provisions of this Agreement.

     (h) Notwithstanding anything to the contrary contained herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs, or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney's and other advisor fees suffered by such Party. Each of Buyer and Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement. The provisions of this Section 8.3(h) shall not apply to indemnification for a Third Party Claim.


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

     (i) The limitations set forth in this Section 8.3 do not apply to fraud or willful misconduct of a Party.

     (j) No amount shall be recovered from a Party for the breach or untruth of any of such Party's representations, warranties, covenants or agreements, or for any other matter, to the extent that the other Party had knowledge of such breach, untruth or other matter at or prior to the Closing, nor shall the other Party be entitled to rescission with respect to any such matter.

     8.4 Defense of Claims.

     (a) If any Indemnitee receives notice of the assertion or commencement of any Third Party Claim made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee's receipt of notice of such Third Party Claim. Such notice shall describe the nature of the Third Party Claim in reasonable detail (as it is then known to the Indemnitee) and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party's expense and by such Indemnifying Party's own counsel, provided that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee. The Indemnitee shall cooperate in good faith in such defense at such Indemnitee's own expense. If an Indemnifying Party elects not to assume or to participate in the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifiable Loss for which the Indemnified Party may seek indemnification from the Indemnifying Party pursuant to this Agreement.

     (b) (i) If, within ten (10) calendar days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claims, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.4(a), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) calendar days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.


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

     (ii) Without the prior written consent of the Indemnitee, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to liability, constitute an admission of a criminal act or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder. If a firm offer is made to settle a Third Party Claim without leading to liability, the admission of criminal fault or liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect. If the Indemnitee fails to consent to such firm offer within ten (10) calendar days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim at its own expense. In such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

     (c) Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than ten (10) calendar days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of thirty (30) calendar days within which to respond to such Direct Claim. If the Indemnifying Party does not respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have accepted such claim. If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

     (d) If the amount of any indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction (less any out-of-pocket costs incurred in connection therewith and the cost of any adjusted premium charges to the extent directly relating to the claim for such indemnifiable Loss ("Recovery Costs"), together with interest thereon from the date of payment thereof at the publicly announced prime rate then in effect of Citibank, shall promptly be repaid by the Indemnitee to the Indemnifying Party.

     (e) A failure to give timely notice as provided in this Section 8.4 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.


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

     8.5 BHP Indemnity Arrangements. Seller acquired Gasco, Inc., the predecessor owner and operator of the Business, from BHP Hawaii, Inc. pursuant to a Stock Sale Agreement between Seller and BHP Hawaii, Inc., dated as of January 9, 1997, as amended on October 30, 1997 (as amended, the "BHP Stock Sale Agreement"). In Section 9.2 of the BHP Stock Sale Agreement, BHP agreed to indemnify the "Buyer Indemnified Parties" for a "Buyer Loss" (as such terms are defined in Section 9.2 of the BHP Stock Sale Agreement) arising out of or resulting from the environment matters described in Sections 9.2(c), (d), (e) and (g) of the bhp Stock Sale Agreement. Upon Closing, Buyer will become the successor and assign of Seller with respect to the Business and the Assets and one of the "Buyer Indemnified Parties" (as defined in Section 9.2 of the BHP Stock Sale Agreement). Buyer has agreed to assume the environmental liabilities, responsibilities and obligations described in Sections 2.3(e) and (f), some of which may be covered by BHP's indemnity. The parties' intent with respect to the foregoing is that to the extent any Losses incurred by Buyer may be reduced by recovery, settlement or otherwise under or pursuant to any claim, recovery, settlement or payment by or against BHP under Section 9.2 of the BHP Stock Sale Agreement, then appropriate action under and consistent with the BHP Stock Sale Agreement should be taken to seek to obtain the benefits of BHP's indemnity under the BHP Stock Sale Agreement. Buyer shall use its Commercially Reasonable Efforts to give timely and effective written notice to Seller of any occurrence or circumstances that have given or could give rise to a claim against BHP under
Section 9.2 of the BHP Stock Sale Agreement. Buyer and Seller, acting jointly, or Buyer and/or Seller acting separately, as the Parties may determine from time to time, then shall use their respective Commercially Reasonable Efforts to give BHP timely and effective notice in accordance with Section 9.4(b) of the BHP Stock Sale Agreement. To the extent a Buyer Indemnitee also is an "Indemnitee" as defined in Section 9.4(b) of the BHP Stock Sale Agreement, then Buyer shall, and shall cause each other Buyer Indemnitee that may be such an "Indemnitee" under the BHP Stock Sale Agreement, to comply with the pertinent provisions of the BHP Stock Sale Agreement relating to any claim notice submitted to BHP by or on behalf of such Buyer Indemnitee, including the provisions of Sections 9.4(b) and 9.5(c) of the BHP Stock Sale Agreement, and to cooperate with Seller in connection with Seller's compliance with such provisions and the submission and prosecution of any such claim notice submitted to BHP. In the submission and prosecution of any claim made by or on behalf of a Buyer Indemnitee against BHP under Sections 9.2, 9.4(b) and/or 9.5(c) of the BHP Stock Sale Agreement, the Parties in good faith will endeavor mutually to select counsel, to control the prosecution of such claim and to make decisions concerning the settlement of such claim, provided that if the Parties fail to mutually agree on any such matter, Buyer will have the exclusive right to select counsel, to control such prosecution and to make such settlement decisions after consultation with Seller and with the understanding that Buyer will keep Seller timely and fully informed of any plans or developments regarding such matters. Subject to Section 9.5(c) of the BHP Stock Sale Agreement, Losses relating to the underlying occurrence or circumstances giving rise to any such claim and to the prosecution and settlement of any such claim shall be borne by Buyer (directly or, if necessary or desirable to preserve better the Parties' ability to recover against BHP, by loan advances to Seller on terms mutually acceptable to the Parties, it being understood that a Party shall not be required to enter into such loan arrangements if such Party would incur adverse financial or tax consequences as a result) until such time, if ever, that such Losses become indemnifiable by Seller in accordance with this Agreement. Each Party agrees to cooperate with the other Party in providing assistance and access to personnel and records to facilitate either Party's prosecution of claims against BHP under the BHP Stock Sale Agreement, and neither Party will take any action to hinder the other Party's efforts to submit and to prosecute claims for indemnification by BHP under the BHP Stock Sale Agreement.


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

                                   ARTICLE IX

                                   TERMINATION

     9.1  Termination.

     (a) This Agreement may be terminated at any time prior to the Closing Date by mutual written consent of Seller and Buyer.

     (b) This Agreement may be terminated by Seller or Buyer if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and nonappeallable;
(ii) any statute, rule, nonappeallable order or regulation shall have been enacted or issued by any Governmental Authority which prohibits the consummation of the Closing; or (iii) the Closing shall have not occurred on or before the day which is fifteen (15) months from the date of this Agreement, subject to such extensions (not to exceed six months) as may be required by Seller to repair or replace lost or damaged Assets in accordance with Section 6.13(c) (the "Termination Date"); provided that the right to terminate this Agreement under this Section 9.1(b)(iii), and any other Section, shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in the event giving rise to the applicable termination right.

     (c) Except as otherwise provided in this Agreement, this Agreement may be terminated by Buyer if any of the Buyer Required Regulatory Approvals, the receipt of which is a condition to the obligation of Buyer to consummate the Closing as set forth in Section 7.1(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or, if such Required Regulatory Approval is obtained, contains terms or conditions that would have a Regulatory Material Adverse Effect for Buyer or an Asset Material Adverse Effect (after Buyer's petition for rehearing objecting to such terms and conditions has been denied), in either case that is not cured or otherwise addressed in a manner reasonably acceptable to Buyer by the Closing Date.

     (d) Except as otherwise provided in this Agreement, this Agreement may be terminated by Seller if any of the Seller Required Regulatory Approvals, the receipt of which is a condition to the obligation of Seller to consummate the Closing as set forth in Section 7.2(c), shall have been denied (and a petition for rehearing or refiling of an application initially denied without prejudice shall also have been denied) or, if such Required Regulatory Approval is obtained, contains terms or conditions that would have a Regulatory Material Adverse Effect for Seller (after Seller's petition for rehearing objecting to such terms and conditions has been denied), in either case that is not cured or otherwise addressed in a manner reasonably acceptable to Seller by the Closing Date.

     (e) This Agreement may be terminated by Buyer if there has been a violation or breach by Seller of any covenant, representation or warranty contained in this Agreement provided that such violation or breach would have an Asset Material Adverse Effect or a Buyer Material Adverse Effect that is not cured or otherwise addressed by Seller in a manner reasonably acceptable to Buyer by the Closing Date and such violation or breach has not been waived by Buyer.


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

     (f) This Agreement may be terminated by Seller, if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement provided that such violation or breach would have a Seller Material Adverse Effect (it being agreed by Buyer that Buyer's failure to pay the Purchase Price on the Closing Date shall be deemed to have a Seller Material Adverse Effect) and such violation or breach is not cured or otherwise addressed by Buyer in a manner reasonably acceptable to Seller by the Closing Date, and such violation or breach has not been waived by Seller.

     (g) This Agreement may be terminated by either Party if either (i) a special meeting of the shareholders of k1 Ventures Limited is duly convened and the requisite vote of such shareholders required to approve the Required Shareholder Actions is not obtained at such special meeting or any adjournment thereof or (ii) a special meeting of the shareholders of k1 Ventures Limited called for the purpose of voting upon the Required Shareholder Actions is not duly convened by April 30, 2003.

     9.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either or both Seller and Buyer pursuant to this Article IX, written notice thereof shall forthwith be given by the terminating Party to the other Party, whereupon the liabilities of the Parties hereunder will terminate, except as otherwise expressly provided in this Agreement (including Section 9.3), and thereafter none of the Parties shall have any recourse against any other Party by reason of this Agreement. If prior to Closing either Party resorts to legal proceedings to enforce this Agreement, the prevailing Party in such proceedings shall be entitled to recover all costs incurred by such Party, including reasonable attorney's fees, in addition to any other relief to which such Party may be entitled; provided, however, and notwithstanding anything to the contrary in this Agreement, in no event shall either Party be entitled to receive any punitive, indirect or consequential damages

     9.3  Liquidated Damages.

     (a) Seller shall pay to Buyer $5,750,000 if Buyer terminates this Agreement pursuant to Section 9.1(e).

     (b) Buyer shall pay to Seller $5,750,000 if (i) Seller terminates this Agreement pursuant to Section 9.1(f), (ii) Seller terminates this Agreement pursuant to Section 9.1(d) because the requisite Required Regulatory Approval from the HPUC has not been obtained due in whole or in substantial part to the HPUC's findings about Buyer's financial, legal or operational qualifications or capabilities, (iii) Buyer terminates this Agreement pursuant to Section 9.1(c), because the requisite Required Regulatory Approval from the HPUC has not been obtained, due in whole or in substantial part to the HPUC's findings about Buyer's financial, legal or operational qualifications or capabilities, or (iv) either Party terminates this Agreement pursuant to Section 9.1(g).


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

     (c) In view of the difficulty of determining the amount of damages which may result from a termination pursuant to Sections 9.3(a) or 9.3(b) or pursuant to any of the Sections of this Agreement referenced in Section 9.3(a) or 9.3(b), and the failure to consummate the transactions contemplated by this Agreement, Buyer and Seller have mutually agreed that each of the payments set forth in Sections 9.3(a) and 9.3(b) shall be made to the appropriate Party as liquidated damages, and not as a penalty, and this Agreement shall thereafter become null and void except for those provisions which by their terms survive termination of this Agreement. In the event of any such termination, the Parties have agreed that each of the payments set forth in Sections 9.3(a) and 9.3(b) shall be the sole and exclusive remedy of the Party entitled to receive any such payment. ACCORDINGLY, THE PARTIES HEREBY ACKNOWLEDGE THAT (1) THE EXTENT OF DAMAGES TO A PARTY CAUSED BY THE FAILURE OF THIS TRANSACTION TO BE CONSUMMATED WOULD BE IMPOSSIBLE OR EXTREMELY DIFFICULT TO ASCERTAIN, (2) THE AMOUNT OF THE LIQUIDATED DAMAGES PROVIDED FOR IN EACH OF SECTIONS 9.3(a) AND 9.3(b) ARE FAIR AND REASONABLE ESTIMATES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND (3) RECEIPT OF SUCH LIQUIDATED DAMAGES BY THE APPROPRIATE PARTY DOES NOT CONSTITUTE A PENALTY. THE PARTIES HEREBY FOREVER WAIVE AND AGREE TO FOREGO TO THE FULLEST EXTENT UNDER APPLICABLE LAW ANY AND ALL RIGHTS THEY HAVE OR IN THE FUTURE MAY HAVE TO BRING ANY ACTION OR ARBITRAL PROCEEDING DISPUTING OR OTHERWISE OBJECTING TO ANY OR ALL OF THE FOREGOING PROVISIONS OF THIS SECTION 9.3.

     (d) All payments under this Section 9.3 shall be from payor to payee by wire transfer of immediately available funds to a bank account in the United States of America designated in writing by payee not later than three (3) business days following payor's receipt of such account designation from payee.

                                    ARTICLE X

                                  MISCELLANEOUS

     10.1 Amendment and Modification. This Agreement may be amended, modified or supplemented only by written agreement of the Parties.

     10.2 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but any such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

     10.3 [Intentionally Omitted]

     10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission with completed transmission acknowledgment, or mailed by overnight delivery via a nationally recognized courier or registered or certified first class mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided; however, that notices of a change of address shall be effective only upon receipt thereof):


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

                  (a)      If to Seller, to:

                           Citizens Communications Company
                           High Ridge Park
                           Stamford, CT 06905
                           Attention:  Jerry Elliott
                           Telephone:  (203) 614-6722
                           Telecopier:  (203) 614-4661

                           with a copy to:

                           Citizens Communications Company
                           High Ridge Park
                           Stamford, CT 06905
                           Attention:  L. Russell Mitten
                           Telephone:  (203) 614-5047
                           Telecopier:  (203) 614-4651

                           and:

                           Fleischman and Walsh, L.L.P.
                           1400 Sixteenth Street, N.W.
                           Washington, D.C. 20036
                           Attention:  Jeffry L. Hardin
                           Telephone:  (202) 939-7914
                           Telecopier:  (202) 387-3467

                  (b)      if to Buyer, to:

                           c/o K-1 USA Ventures, Inc.
                           2601 Bayshore Drive
                           Suite 1775
                           Coconut Grove, FL  33133
                           Attention:  Jeff Safchik
                           Telephone: (305) 858-4225
                           Telecopier: (305) 858-2334




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

                           with a copy to:

                           K-1 USA Ventures, Inc.
                           1880 Century Park East
                           Suite 213
                           Los Angeles, CA 90067
                           Attention:  Cary Meadow
                           Telephone:  (310) 201-6861
                           Telecopier:  (310) 201-6858

                           and:

                           Jones Walker Waechter Poitevent Carrere & Denegre 201 St. Charles Avenue
                           New Orleans, LA 70170
                           Attention:  Curtis R. Hearn
                           Telephone:  (504) 582-8308
                           Telecopier:  (504) 589-8308

     10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but, except to the extent permitted by this
Section 10.5, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, nor is this Agreement intended to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder; provided, however, in the event of any such assignment by a Party by operation of law without the consent of the other Party, this Agreement and all the provisions hereof shall be binding upon the Person receiving such assignment by operation of law. Notwithstanding the foregoing, (i) K-1 USA shall assign this Agreement to the k1 Designee in accordance with Section 6.8(f), and such assignment shall have the legal effect provided in Section 6.8(f), and (ii) Buyer may make a security assignment to any lender providing financing in respect of Buyer's acquisition of the Assets.

     10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Hawaii (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies (except to such matters of real estate law that must be governed by the law of the State of Hawaii). THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE STATE AND FEDERAL COURTS IN AND FOR HONOLULU, HAWAII, WHICH COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


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

     10.7  Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.8 Interpretation. The articles, section and schedule headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement.

     10.9 Schedules and Exhibits. Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any matter or item disclosed on any Schedule shall not be deemed to give rise to circumstances which result in an Asset Material Adverse Effect or a Material Adverse Effect solely by reason of it being so disclosed. Any matter or item disclosed pursuant to any Schedule shall be deemed to be disclosed for all purposes under this Agreement reasonably related thereto and any matter disclosed in one Schedule will be deemed disclosed with respect to another Schedule if such disclosure is made in such a way as to make its relevance with respect to such other Schedule readily apparent.

     10.10 Entire Agreement. This Agreement, the Ancillary Agreements and the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein. This Agreement and the Ancillary Agreements supersede all prior agreements and understandings between the Parties other than the Confidentiality Agreement with respect to such transactions.

     10.11 U.S. Dollars. Unless otherwise stated, all dollar amounts set forth herein are United States (U.S.) dollars.

     10.12 Bulk Sales Laws. Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary and except for Seller's delivery of the certificates specified in Section 3.5(l), Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Buyer hereby waives compliance by
Seller with the provisions of the bulk sales laws of all applicable jurisdictions to the extent permitted by law.

     10.13 Construction of Agreement. The terms and provisions of this Agreement represent the results of negotiations between Buyer and Seller, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and Buyer and Seller hereby waive the application in connection with the interpretation and construction of this Agreement of any rule of law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the Parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not material for purposes hereof.


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

     10.14 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the greatest extent possible.

     10.15 Third Party Beneficiary. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependant thereof) in respect of continued
employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement.


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


     IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.



K-1 USA VENTURES, INC.                         CITIZENS COMMUNICATIONS COMPANY

By: /s/ Jeffrey A. Satchik                     By: /s/ Michael A. Zarrella
   -----------------------                        --------------------------
Name: Jeffrey A. Satchik                       Name: Michael A. Zarrella
      --------------------                           -----------------------
Title: Chief Executive Officer                 Title: Vice President Corporate
       -----------------------                        Development
                                                      ------------------------


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




                         LIST OF EXHIBITS AND SCHEDULES
                         ------------------------------


EXHIBITS
Exhibit A       Form of Assignment and Assumption Agreement
Exhibit B       Form of Bill of Sale
Exhibit C       Special Warranty Deed
Exhibit D       Form of Seller General Counsel Opinion
Exhibit E       Form of Seller Bond Counsel Opinion
Exhibit F       Form of Buyer General Counsel Opinion

SCHEDULES
1.1             Seller Employees on Whose Knowledge Buyer May Rely
2.1(k)          Certain Seller Insurance Policies
2.2             Excluded Assets
2.3(h)          Governmental Orders
2.3(j)          Assumed Actions and Proceedings
4.3(b)          Seller Required Regulatory Approvals
4.4             Seller Insurance
4.5             Seller Real Property Leases
4.6             Seller Environmental Matters
4.7             Seller Labor Matters
4.8             Seller Benefit Plans
4.9             Seller Real Property
4.10            Seller Condemnation Matters
4.11(a)         Certain Seller Material Agreements
4.11(b)         Certain Seller Material Agreements Requiring Consent to Transfer
4.11(c)         Defaults Under Certain Material Agreements
4.12            Legal Proceedings Involving Seller
4.13            Seller Permit Violations
4.14            Seller Tax Matters
4.15            Seller Intellectual Property Exceptions
4.20            Seller Financial Statements
5.3(a)          Buyer's Conflicts, Defaults and Violations
5.3(b)          Buyer Required Regulatory Approvals
6.1(a)          Exceptions to Conduct of Business and Operation of the Assets
6.12(d)(iii)(D) Retirees
6.14(a)         Seller Revenue Bonds
6.15            Seller Surety Instruments